Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 30, 2007

among

BJ SERVICES COMPANY,

as the Borrower,

CITIBANK, N.A.,

as Administrative Agent, Swing Line Lender

and

L/C Issuer,

BANK OF AMERICA, N.A.,

as Syndication Agent and L/C Issuer,

THE ROYAL BANK OF SCOTLAND PLC, JPMORGAN CHASE BANK, N.A.

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

as Co-Documentation Agents,

and

The Various Lenders and other L/C Issuers Party Hereto

Co-Lead Arrangers and Joint Book Running Managers:

CITIGROUP GLOBAL MARKETS INC.

and

BANC OF AMERICA SECURITIES LLC

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1

1.02	Other Interpretive Provisions	17

1.03	Accounting Terms	17

ARTICLE II. The Commitments and Credit Extensions		18

2.01	Revolving Loans	18

2.02	Borrowings, Conversions and Continuations of Revolving Loans.	18

2.03	Letters of Credit.	19

2.04	Swing Line Loans.	26

2.05	Prepayments.	28

2.06	Reduction or Termination of Commitments	29

2.07	Repayment of Loans.	29

2.08	Interest.	29

2.09	Fees.	29

2.10	Computation of Interest and Fees	30

2.11	Evidence of Debt.	30

2.12	Payments Generally.	31

2.13	Sharing of Payments	32

2.14	Increase in Commitments.	33

2.15	Extension of Commitments.	33

2.16	New L/C Issuers.	35

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		35

3.01	Taxes.	35

3.02	Illegality	36

3.03	Inability to Determine Rates	36

3.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Revolving Loans.	37

3.05	Funding Losses	37

3.06	Matters Applicable to all Requests for Compensation.	38

3.07	Survival	38

ARTICLE IV. Conditions Precedent To Credit Extensions		38

4.01	Conditions of Initial Credit Extension	38

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4.02	Conditions to all Credit Extensions.	39

4.03	Notice and Approval.	40

ARTICLE V. REPRESENTATIONS AND WARRANTIES		40

5.01	Existence, Qualification and Power; Compliance with Laws	40

5.02	Authorization; No Contravention	40

5.03	Governmental Authorization	41

5.04	Binding Effect	41

5.05	Financial Statements; No Material Adverse Effect.	41

5.06	Litigation	41

5.07	No Default	41

5.08	Environmental Compliance	42

5.09	Insurance	42

5.10	Taxes	42

5.11	ERISA Compliance.	42

5.12	Subsidiaries	42

5.13	Margin Regulations; Investment Company Act.	42

5.14	Disclosure	43

5.15	Intellectual Property; Licenses, Etc.	43

5.16	Solvency.	43

ARTICLE VI. AFFIRMATIVE COVENANTS		43

6.01	Financial Statements	43

6.02	Certificates; Other Information	44

6.03	Notices.	44

6.04	Preservation of Existence, Etc.	45

6.05	Maintenance of Properties	45

6.06	Maintenance of Insurance	45

6.07	Compliance with Laws	45

6.08	Books and Records	45

6.09	Inspection Rights	45

6.10	Use of Proceeds	45

6.11	Finance Subsidiaries.	46

ARTICLE VII. NEGATIVE COVENANTS		46

7.01	Liens	46

7.02	Subsidiary Indebtedness	48

7.03	Fundamental Changes	48

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7.04	Change in Nature of Business	48

7.05	Transactions with Affiliates	48

7.06	Use of Proceeds	48

7.07	Subsidiary Distributions	48

7.08	Capitalization Ratio	49

7.09	Finance Subsidiary Assets	49

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		49

8.01	Events of Default	49

8.02	Remedies Upon Event of Default	51

ARTICLE IX. ADMINISTRATIVE AGENT		51

9.01	Appointment and Authority	51

9.02	Rights as a Lender.	51

9.03	Exculpatory Provisions	52

9.04	Reliance by Administrative Agent	53

9.05	Delegation of Duties	53

9.06	Resignation of Administrative Agent	53

9.07	Non-Reliance on Administrative Agent and Other Lenders	54

9.08	No Other Duties, Etc.	54

9.09	Administrative Agent May File Proofs of Claim	54

9.10	Indemnification	55

ARTICLE X. MISCELLANEOUS		55

10.01	Amendments, Etc.	55

10.02	Notices and Other Communications; Facsimile Copies.	56

10.03	No Waiver; Cumulative Remedies	58

10.04	Expenses; Indemnity; Damage Waiver.	59

10.05	Payments Set Aside	60

10.06	Successors and Assigns.	60

10.07	Confidentiality	63

10.08	Set-off	64

10.09	Interest Rate Limitation	64

10.10	Counterparts	65

10.11	Integration	65

10.12	Survival of Representations and Warranties	65

10.13	Severability	65

10.14	[Reserved.]	65

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10.15	Removal and Replacement of Lenders.	65

10.16	Governing Law.	66

10.17	Waiver of Right to Trial by Jury	66

10.18	USA Patriot Act Notice	67

10.19	ENTIRE AGREEMENT	67

10.20	Borrower Common Stock	67

10.21	Effectiveness	67

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SCHEDULES

2.01	Commitments, Pro Rata Shares and Letter of Credit Commitments

5.06	Litigation

5.08	Environmental Matters

5.09	Insurance

5.11	ERISA Matters

5.12	Subsidiaries and Other Equity Investments

5.15	Intellectual Property Matters

7.01	Existing Liens

10.02	Addresses and Other Information

EXHIBITS

Form of

A	Revolving Loan Notice

B	Finance Subsidiary Guaranty

C	Swing Line Loan Notice

D-1	Revolving Loan Note

D-2	Swing Line Note

E	Compliance Certificate

F	Assignment and Acceptance Agreement

G	Reserved

H-1	Opinion of Andrews Kurth LLP

H-2	Opinion of Borrower’s Internal Counsel

I	Finance Subsidiary Documents

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of August 30, 2007, among BJ SERVICES COMPANY, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as L/C Issuer and Syndication Agent, THE ROYAL BANK OF SCOTLAND PLC, JPMORGAN CHASE BANK, N.A. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Co-Documentation Agents, and CITIBANK, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower has requested that the Lenders, the Swing Line Lender and the L/C Issuers make Credit Extensions (as herein defined) available to the Borrower, and each of the Lenders, the Swing Line Lender and the L/C Issuers have agreed to make such Credit Extensions available to the Borrower on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

PRELIMINARY STATEMENTS

1. The Borrower and certain of the Lenders are parties to the Credit Agreement dated as of June 11, 2004 (the “2004 Credit Agreement”).

2. The Borrower has requested that the 2004 Credit Agreement be amended and, as so amended, be restated in its entirety, and the parties hereto have agreed to do so on the terms and conditions set forth herein.

3. The parties hereto have agreed to restate the 2004 Credit Agreement in its entirety for convenience, and this Amended and Restated Credit Agreement constitutes for all purposes an amendment to the 2004 Credit Agreement, and each reference to a Loan or Borrowing herein shall include each loan or borrowing made heretofore under the 2004 Credit Agreement as well as each Loan or Borrowing made hereafter under this Agreement.

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Commitment Lender” has the meaning set forth in Section 2.15.

“Administrative Agent” means Citibank in its capacity as administrative agent under any of the Loan Documents and any successor administrative agent.

“Administrative Agent’s E-Mail Address” has the meaning set forth in Section 10.02(d).

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders in writing.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities or otherwise.

“Agent-Related Persons” means the Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of Citibank, Citibank in its capacity as the Administrative Agent, a Co-Lead Arranger and an L/C Issuer), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” has the meaning set forth in the definition of “Commitment.”

“Agreement” means this Amended and Restated Credit Agreement as it may be amended, supplemented, renewed, extended or otherwise modified from time to time.

“Applicable Margin” means, with respect to Eurodollar Rate Revolving Loans, the applicable percent determined on the basis of the Debt Rating as applicable from time to time and as specified in the Pricing Grid.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance “ means (i) an assignment and acceptance agreement entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially in the form of Exhibit F, or (ii) an assignment and acceptance agreement entered into by an L/C Issuer and an Eligible Assignee (other than an Approved Fund), and accepted by the Administrative Agent, in a form reasonably acceptable to the Administrative Agent; provided, however, that no such Assignment and Acceptance in favor of an assignee that is subject to the approval of the Borrower (as provided in the definition of “Eligible Assignee”) shall be effective unless the Borrower shall have approved such assignee.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries for the fiscal year ended September 30, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Consolidated Subsidiaries.

“Bank of America” means Bank of America, N.A., a national banking association with its principal place of business in Charlotte, NC.

“Bankruptcy Code” means Title 11, United States Code, Section 101 et seq.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; and

(b) the sum (adjusted to the nearest  1/8 of 1% or, if there is no nearest  1/8 of 1%, to the next higher  1/8 of 1%) of (i)  1/2 of one percent per annum plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the FRB for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month Dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits of Citibank in the United States; and

(c) the sum of  1/2 of one percent per annum plus the Federal Funds Rate in effect from time to time.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Borrower Common Stock” means the common stock issued by the Borrower.

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Houston, Texas or New York, New York and, if “Business Day” relates to any Eurodollar Rate Revolving Loan, Business Day means any such Business Day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capitalization Ratio” means, at any time, the ratio of Consolidated Funded Indebtedness to Consolidated Total Capitalization.

“Cash Collateral” has the meaning set forth in the definition herein of “Cash Collateralize”.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash, deposit account balances or letter(s) of credit (“Cash Collateral”) pursuant to documentation in form and substance and, in the case of letter(s) of credit, issued by an issuer, reasonably satisfactory to the Administrative Agent and the L/C Issuers (which documents and issuer(s) are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meanings.

“Change of Control” means (a) purchase or acquisition, directly or indirectly, by any “person” or “group” within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act (a “Group”), of “beneficial ownership” (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of the Borrower which, together with any securities owned beneficially by any “affiliates” or “associates” of such Group (as such terms are defined in Rule 12b-2 under the Exchange Act), shall represent more than fifty percent (50%) of the combined voting power of the Borrower’s securities which are entitled to vote generally in the election of directors and which are outstanding on the date immediately prior to the date of such purchase or acquisition; or (b) a sale of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any Person or Group (other than to another Subsidiary); or (c) the liquidation or dissolution of the Borrower; or (d) the first day on which a majority of the Board of Directors of the Borrower are not Continuing Directors (as herein defined). As herein defined, “Continuing Directors” means any member of the Board of Directors of the Borrower who (x) is a member of such Board of Directors as of the date of this Agreement or (y) was nominated for election or elected to such Board of Directors with the affirmative vote of two-thirds of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Citibank” means Citibank, N.A., a national banking association.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

“Co-Documentation Agents” means The Royal Bank of Scotland plc, JPMorgan Chase Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., solely in their respective capacities as co-documentation agents hereunder.

“Co-Lead Arrangers” means Citigroup Global Markets Inc. and Banc of America Securities LLC, each in its capacity as co-lead arrangers and joint book running managers.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued pursuant thereto.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or as set forth pursuant to an Assignment and Acceptance pursuant to Section 2.15(c), Section 10.06 or Section 10.15 or a joinder agreement pursuant to Section 2.14(a), as such amount may be reduced, increased or adjusted from time to time in accordance with this Agreement, including Sections 2.06, 2.14, 2.15, 8.02, 10.06 and 10.15, and “Aggregate Commitments” shall mean the Commitments of all Lenders (but, if the Stated Maturity Date for all Lenders is not the same, subject to Sections 2.03(a)(i) and 2.04(a)); the amount of which Aggregate Commitments equals $400,000,000 as of the Closing Date, as the same may be increased or reduced after the Closing Date pursuant to the terms hereof.

“Commitment Fee” has the meaning set forth in Section 2.09(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Consolidated Subsidiaries on a consolidated basis, the sum, without duplication, of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) in respect of capital leases, the capitalized amount thereof that would appear on the balance sheet of such Person prepared as of such date in accordance with GAAP, (c) Redeemable Preferred Stock valued at the applicable liquidation preference as of such date of determination, and (d) all Guaranty Obligations with respect to Indebtedness of the types specified in subsections (a), (b) and (c) above of Persons other than the Borrower or any Subsidiary.

“Consolidated Net Worth” means, as of any date of determination, Shareholders’ Equity as of such date, excluding Redeemable Preferred Stock.

“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Total Capitalization” means, at any time, the sum of (a) Consolidated Funded Indebtedness and (b) Consolidated Net Worth.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Extension” means each of the following: (a) a Revolving Borrowing, (b) a borrowing of a Swing Line Loan, and (c) an L/C Credit Extension.

“Debt Rating” has the meaning set forth in the definition of “Pricing Grid.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that to the extent it has not been cured or waived, and which with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) in the case of Base Rate Loans, the Base Rate plus 2% per annum and (b) in the case of Eurodollar Rate Revolving Loans, an interest rate equal at all times to the greater of (i) the Base Rate plus 2% per annum and (ii) the interest rate (including the Applicable Margin) otherwise applicable to such Eurodollar Rate Revolving Loan plus 2% per annum, in each case subject to Section 10.09.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Dollar” and “$” means lawful money of the United States of America.

“Electronic Failure” has the meaning set forth in Section 10.02(d).

“Eligible Assignee” means (a) a Lender; (b) with the approval of each L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld or delayed), an Affiliate of a Lender that is not a Foreign Person; (c) with the approval of each L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld or delayed), an Approved Fund that is not a Foreign Person; and (d) any other Person (other than a natural person) that is not a Foreign Person approved by (i) the Administrative Agent, each L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to any property.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law (“Hazardous Materials”), (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by, or imposed on the Borrower or any of its Subsidiaries with respect to any of the foregoing.

“Equity Interests” means any capital stock, partnership, joint venture, member or limited liability or unlimited liability company interest, beneficial interest in a trust or similar entity or other equity interest or investment of whatever nature or any warrant, option or other right to acquire any Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued pursuant thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or receipt by the Borrower or any ERISA Affiliate of written notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan (other than pursuant to Section 4041(b) of ERISA), the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Revolving Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next  1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Revolving Loan being made, continued or converted by Citibank and with a term equivalent to such Interest Period would be offered by Citibank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Revolving Loan” means a Revolving Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” means any of the events or circumstances specified in Article VIII.

“Exchange Act” means the Securities and Exchange Act of 1934.

“Excluded Finance Subsidiary Debt” means Indebtedness of a Finance Subsidiary, if no Subsidiary (other than the Facility Guarantors) is liable therefor, whether pursuant to any Guaranty Obligation or otherwise. For the avoidance of doubt, it is agreed that the foregoing shall not prohibit the Borrower or any Facility Guarantor from being liable, whether pursuant to any Guaranty Obligation or otherwise, for any Excluded Finance Subsidiary Debt.

“Excluded Intercompany Loan” means any intercompany advance by a Subsidiary or the Borrower to any Subsidiary or the Borrower.

“Extending Lenders” has the meaning set forth in Section 2.15.

“Extension Request Notice” has the meaning set forth in Section 2.15.

“Facility Guarantor” means each Person from time to time party to the Finance Subsidiary Guaranty.

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” mean, that certain letter agreement dated July 27, 2007 among the Borrower and the Co-Lead Arrangers and the fee letter dated July 27, 2007 between the Borrower and the Administrative Agent.

“Finance Subsidiary” means each Subsidiary of the Borrower that (i) the Borrower designates as a Finance Subsidiary in a notice to the Administrative Agent, (ii) has guaranteed all Obligations pursuant to the Finance Subsidiary Guaranty and (iii) has no liabilities, except the Excluded Finance Subsidiary Debt, advances from the Borrower or a Subsidiary and the Finance Subsidiary Guaranty.

“Finance Subsidiary Guaranty” means the guaranty executed by each Finance Subsidiary, each Subsidiary of each Finance Subsidiary and each Investee Subsidiary, in substantially the form of Exhibit B, as amended, supplemented, renewed, extended or otherwise modified from time to time.

“Financial Letter of Credit” means a standby letter of credit to support payment obligations of the Borrower or any Subsidiary of the Borrower and any other letter of credit that is not a Performance Letter of Credit.

“Foreign Person” means, as of any date of determination, any Person that is incorporated or organized under the laws of any jurisdiction other than the District of Columbia or the United States of America or any state thereof, except that the term “Foreign Person” shall not include branches of any Foreign Person that are registered in the United States of America.

“Foreign Subsidiary” means, as of any date of determination, a Subsidiary which is incorporated or organized under the laws of any jurisdiction other than the District of Columbia or the United States of America or any state thereof.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty Obligation” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other non-contingent obligation payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other non-contingent obligation of any other Person, whether or not such Indebtedness is assumed by such Person. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all non-contingent reimbursement or payment obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) all obligations of such Person under capital leases; and

(f) all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent of such Person’s liability for such Indebtedness, unless such Indebtedness is expressly made non-recourse to such Person (subject only to exceptions acceptable to the Majority Lenders). The capitalized amount of any capital lease that would appear on the balance sheet of such Person prepared as of a given date in accordance with GAAP shall be deemed to be the amount of Indebtedness in respect thereof as of such date. “Indebtedness” shall not include obligations for borrowed money owed to the Borrower or any

Consolidated Subsidiary by any Consolidated Subsidiary or to any Consolidated Subsidiary by the Borrower or, for the avoidance of doubt, any obligations with respect to preferred stock described in Section 7.07(A).

“Indemnitees” has the meaning set forth in Section 10.04.

“Independent Auditor” has the meaning specified in Section 6.01(a).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Revolving Loan, the last day of each Interest Period applicable thereto; provided, however, that if any Interest Period for a Eurodollar Rate Revolving Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and each Maturity Date for any Lender and each date such Base Rate Loan is paid in full or is converted into a Eurodollar Rate Revolving Loan.

“Interest Period” means as to each Eurodollar Rate Revolving Loan, the period commencing on the date such Eurodollar Rate Revolving Loan is disbursed or converted to or continued as a Eurodollar Rate Revolving Loan and ending on the date one week or one, two, three or six months thereafter, as selected by the Borrower in its Revolving Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period (other than a one week Interest Period) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the earliest Stated Maturity Date for any Lender, unless, after giving effect to such Interest Period, the aggregate unpaid principal amount of Base Rate Loans and Eurodollar Rate Revolving Loans having Interest Periods which end on or prior to such earliest Stated Maturity Date shall be at least equal to the principal amount of Loans scheduled to be due on such Stated Maturity Date.

“Investee Subsidiary” means each Subsidiary to which any Finance Subsidiary, directly or indirectly, makes a loan or in which any Finance Subsidiary, directly or indirectly, makes an Investment.

“Investment” in any Person means any direct or indirect (i) acquisition of any Equity Interest of such Person, (ii) capital contribution to such Person, (iii) loan, advance or other extension of credit to such Person, or (iv) incurrence of any Guaranty Obligation in respect of any Indebtedness or other obligation of such Person, and any other item that would be classified as an “investment” in such Person on the balance sheet of the Borrower prepared in accordance with GAAP.

“IP Rights” has the meaning set forth in Section 5.15.

“IRS” means the United States Internal Revenue Service.

“Issuer-Related Person” of any L/C Issuer means such L/C Issuer, together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such L/C Issuer and such Affiliates.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, and codes, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, authorizations and permits of, and written agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced or deemed refinanced as a Revolving Borrowing as contemplated by Section 2.03(c)(i).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means each Lender listed in Schedule 2.01 as having a Letter of Credit Commitment, each New Issuing Bank, any assignee of a Letter of Credit Commitment pursuant to Section 10.06(i) and any successor issuer of Letters of Credit hereunder, in each case in its capacity as issuer of Letters of Credit hereunder.

“L/C Obligations” means, as of any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all L/C Borrowings.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuers and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire or in the relevant Assignment and Acceptance (or, in the case of Citibank, set forth on Schedule 10.02), or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent in writing.

“Letter of Credit” means any Performance Letter of Credit or Financial Letter of Credit issued hereunder.

“Letter of Credit Application” means, for any L/C Issuer, an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by such L/C Issuer.

“Letter of Credit Commitment” of any L/C Issuer means, at any time, the amount set opposite such L/C Issuer’s name on Schedule 2.01 under the heading “Letter of Credit Commitments” or as set forth in the New Issuing Bank Agreement for such L/C Issuer, as such amount may be terminated, reduced or increased pursuant to Section 8.02 or Section 10.06 or increased pursuant to agreement between the Borrower and such L/C Issuer with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

“Letter of Credit Expiration Date” means the day that is seven days prior to the latest Stated Maturity Date for any Lender (or, if such day is not a Business Day, the Business Day which immediately precedes such day).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever in respect of any property, whether tangible or intangible (including any conditional sale or other title retention agreement, any financing lease having substantially the same effect as a financing as any of the foregoing, and the filing of any financing statement naming the owner of the property to which such financing lease relates as “debtor” under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable, but not in any event including the interest of a lessor under an operating lease.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, the Finance Subsidiary Guaranty, each Letter of Credit Application, each Letter of Credit, the Fee Letters, each Request for Credit Extension and each Compliance Certificate.

“Majority Lenders” means at any time Lenders whose Voting Percentages as of the date of determination aggregate more than 50%; provided, that the Voting Percentage of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or any Facility Guarantor to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Facility Guarantor of any Loan Document to which it is a party.

“Material Subsidiary” means any Subsidiary which has assets having a book value equal to or greater than 10% of the Consolidated Net Worth as of any time of determination or having during any fiscal quarter consolidated revenues equal to or greater than 10% of the consolidated revenues of the Borrower and its Subsidiaries taken as a whole during such quarter.

“Maturity Date” means, for any Lender, (a) the Stated Maturity Date for such Lender or (b) such earlier date, if any, upon which the Aggregate Commitments are terminated in accordance with the terms hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

“New Issuing Bank” means any Person that becomes an L/C Issuer pursuant to Section 2.16.

“New Issuing Bank Agreement” means an agreement between the Borrower and a Person that becomes a New Issuing Bank pursuant to such agreement in accordance with Section 2.16.

“Non-Extending Lenders” has the meaning set forth in Section 2.15.

“Notes” means, collectively, the Revolving Loan Notes and the Swing Line Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or any Facility Guarantor arising under any Loan Document, whether direct or indirect,

absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against the Borrower or any Facility Guarantor of any proceeding under any Debtor Relief Laws naming the Borrower or any Facility Guarantor as the debtor in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws of such corporation; (b) with respect to any limited liability company, the articles of formation and operating agreement of such limited liability company; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation of such entity and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Outstanding Amount” means (i) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (whether by payment of cash or resulting from a Revolving Borrowing as contemplated in Section 2.03(c)) or any reductions taking effect on such date in the maximum amount available for drawing under Letters of Credit. As used herein, (a) any reference to the aggregate Outstanding Amount shall mean the aggregate of all amounts of principal of the Loans and all L/C Obligations outstanding hereunder, computed in accordance with the foregoing clauses (i) and (ii); and (b) the Outstanding Amount applicable to any Lender shall be the sum of (1) the aggregate outstanding principal amount of all Revolving Loans owed to such Lender plus (2) such Lender’s Pro Rata Share of all L/C Obligations and all Swing Line Loans, computed in accordance with the foregoing clauses (i) and (ii).

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Performance Letter of Credit” means a standby letter of credit to support performance obligations of the Borrower or any Subsidiary of the Borrower.

“Permitted Business” means (a) those lines of business conducted by the Borrower or by its Subsidiaries on the date hereof (the “Existing Business”), (b) the technologies now or hereafter related or complementary to the Existing Business, (c) those lines of business (the “Complementary Business”) which now or hereafter are complementary to the Existing Business and (d) those technologies which are now or hereafter related or complementary to the Complementary Business.

“Permitted Lien” has the meaning specified in Section 7.01.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, other entity or Governmental Authority.

“Plan” means any Pension Plan or Multiemployer Plan.

“Pricing Grid” means the following chart:

PRICING GRID

Pricing Level	Debt Ratings S&P/Moody’s	Commitment Fee	Applicable Margin (Eurodollar Rate Revolving Loans)	Letter of Credit Participation Fee
				Financial L/C’s	Performance LC’s
1	A/A2 or better	0.055%	0.20%	0.20%	0.10%
2	A-/A3	0.065%	0.25%	0.25%	0.125%
3	BBB+/Baa1	0.075%	0.30%	0.30%	0.15%
4	BBB/Baa2	0.095%	0.40%	0.40%	0.20%
5	BBB-/Baa3	0.130%	0.60%	0.60%	0.30%
6	BB+/Ba1 or worse	0.175%	0.85%	0.85%	0.425%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and with the Debt Rating for Pricing Level 6 being the lowest), unless there is a split in Debt Ratings of more than one Pricing Level, in which case the Pricing Level for the Debt Rating that is one level lower than the higher of such Debt Ratings shall apply. If only one of S&P and Moody’s has a Debt Rating in effect on any date, then only such Debt Rating shall be used for such date. If neither S&P nor Moody’s has a Debt Rating in effect on any date, then Pricing Level 6 shall apply on such date.

Initially, the Debt Rating shall be as specified in the certificate delivered pursuant to Section 4.01(a)(vi). Thereafter, each change in the Debt Rating shall be effective, in the case of an upgrade, at all times during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.03(d) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Pro Rata Share” means, with respect to each Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments set forth opposite the name of such Lender on Schedule 2.01 or, if such Lender has entered into a joinder agreement pursuant to Section 2.14(a) or an Assignment and Acceptance, as set forth in the Register, as such share may be adjusted as in accordance with Sections 2.14, 2.15, 10.06 and 10.15 hereof. For avoidance of doubt, if the Commitments are terminated pursuant to Section 2.06 or 8.02 or otherwise, the Pro Rata Share of each Lender shall continue in the percentage as existed immediately prior to such termination, subject to adjustment from time to time in accordance with Section 10.06 or other relevant provision hereof.

“Redeemable Preferred Stock” means preferred stock that has, or is convertible into any security that has, mandatory redemption or repurchase requirements (other than those exercisable solely at the option of the issuer of said stock and other than those which may be redeemed or repurchased solely by the issuance of common stock of the Borrower) on or prior to the latest Stated Maturity Date for any Lender.

“Register” has the meaning set forth in Section 10.06(c).

“Regulation U” means Regulation U of the FRB, as the same is from time to time in effect.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period requirement under ERISA has been waived in regulations issued by the PBGC.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer or the treasurer of the Borrower.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Loan Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit D-1.

“Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Revolving Loans as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. on the date hereof, and any successor thereto.

“Shareholders’ Equity” means, as of any date of determination, shareholders’ equity of the Borrower and its Consolidated Subsidiaries on a consolidated basis as of that date determined in accordance with GAAP.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s assets would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Maturity Date” means, for any Lender, the fifth anniversary of the Closing Date or such later date, if any, as may be in effect for such Lender pursuant to Section 2.15.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Citibank in its capacity as provider of Swing Line Loans and any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Note” means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by such Lender, substantially in the form of Exhibit D-2.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit C.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Syndication Agent” means Bank of America solely in its capacity as syndication agent hereunder.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings which arise from, or are assessed in connection with, any payment made hereunder or under any Note or the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any other Loan Documents, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s net income, assets or capital by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a lending office.

“2004 Credit Agreement” has the meaning specified in the preliminary statements portion of this Agreement.

“Type” means, with respect to a Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Revolving Loan.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Utilization Fee” has the meaning specified in Section 2.09(b).

“Voting Percentage” means, as to any Lender, (a) at any time when the Aggregate Commitments are in effect, such Lender’s Pro Rata Share and (b) at any time after the termination of the Aggregate Commitments, the percentage (carried out to the ninth decimal place) which (i) the sum of (A) the Outstanding Amount applicable to such Lender then comprises of (ii) the aggregate Outstanding Amount applicable to all Lenders; provided, however, that if any Lender has failed to fund any portion of the Revolving Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder, such Lender’s Voting Percentage shall be deemed to be zero, and the respective Pro Rata Shares and Voting Percentages of the other Lenders shall be recomputed for purposes of this definition and the definition of “Majority Lenders” without regard to such Lender’s Commitment or the Outstanding Amount applicable to such Lender.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein”, “hereunder”, “hereof” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied on a consistent basis and in a manner consistent with that used in preparing the Audited Financial Statements, except to the extent, if any, otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (which amendment shall be subject to the approval of the Borrower and the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date for such Lender, in an aggregate amount not to exceed at any time outstanding, the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the aggregate Outstanding Amount shall not exceed the Aggregate Commitments, and (ii) the Outstanding Amount applicable to any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Revolving Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Revolving Loans.

(a) Each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Revolving Loans as the same Type shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Revolving Loans or of any conversion of Eurodollar Rate Revolving Loans to Base Rate Revolving Loans, and (ii) on the requested date of any Borrowing of Base Rate Revolving Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Revolving Borrowing of, conversion to or continuation of Eurodollar Rate Revolving Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Revolving Borrowing of or conversion to Base Rate Revolving Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Revolving Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Borrowing, a conversion of Revolving Loans from one Type to the other, and/or a continuation of Revolving Loans as the same Type, (ii) the requested date of the Borrowing, conversion and/or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted and/or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) in the case of Eurodollar Rate Revolving Loans, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Revolving Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Revolving Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. If an Event of Default under Section 8.01(a) has occurred and is continuing, each Eurodollar Rate Revolving Loan shall automatically convert to a Base Rate Loan as of the last day of the Interest Period then in effect with respect to such Eurodollar Rate Revolving Loan. So long as an Event of Default under Section 8.01(a) has occurred and is continuing, the Borrower shall not have the right to convert any Revolving Loan into a Eurodollar Rate Revolving Loan or to continue any Revolving Loan as a Eurodollar Rate Revolving Loan.

(b) Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m., New York time, on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Citibank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Revolving Borrowing, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above. Notwithstanding the other provisions hereof, in the case of any Lender that is also a “Lender” under the 2004 Credit Agreement, such Lender shall apply the proceeds of any Loan to be made by it on the Closing Date pursuant hereto to pay amounts owing to it pursuant to the 2004 Credit Agreement (as contemplated by Section 10.21), and only an amount equal to the difference (if any) between the amount of such Loan and the amount being so paid shall be made available by such Lender to the Administrative Agent as provided herein, or remitted by the Borrower to make the payments contemplated by Section 10.21, as the case may be.

(c) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Revolving Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent shall notify the Borrower and the Lenders of any change in Citibank’s base rate used in determining the Base Rate promptly following the public announcement of such change.

(d) After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Revolving Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Performance Letters of Credit and Financial Letters of Credit for the account of the Borrower and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under such Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (x) the aggregate Outstanding Amount would exceed the Aggregate Commitments (but excluding in the computation of Aggregate Commitments, if the Stated Maturity Date for all Lenders is not the same, the Commitments of those Lenders with a Stated Maturity Date that is on or before the date that is seven days after the expiry date of such Letter of Credit), (y) the Outstanding Amount applicable to any Lender would exceed such Lender’s Commitment, or (z) the sum of the aggregate undrawn face amount of all outstanding Letters of Credit issued by such L/C Issuer plus the aggregate of all L/C Borrowings in respect of such Letters of Credit would exceed such L/C Issuer’s Letter of Credit Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the period from the Closing Date until the Letter of Credit Expiration Date, from time to time obtain new Letters of Credit and Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement not in effect on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder and for which the Borrower does not agree to compensate such L/C Issuer in a manner reasonably satisfactory to such L/C Issuer), or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in either event, such L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Majority Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer; or

(E) such Letter of Credit is in a face amount less than $500,000 or is to be denominated in a currency other than Dollars.

(iii) No L/C Issuer shall be under any obligation to amend any Letter of Credit as may be requested by the Borrower if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer that is being requested to issue or amend such Letter of Credit (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m., New York time, at least two Business Days (or such later date and time as such L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer that issued such Letter of Credit (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application by an L/C Issuer, such L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit by an L/C Issuer, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application delivered to an L/C Issuer, such L/C Issuer may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit such L/C Issuer to refuse to make any such renewal once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but shall have no right to require) the L/C Issuer that issued such Auto-Renewal Letter of Credit to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such renewal if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Majority Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer that issued such Letter of Credit or amendment will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the L/C Issuer that issued such Letter of Credit shall notify the Borrower and the Administrative Agent thereof. In the case of any Letter of Credit under which drawings are payable one or more Business Days after the drawing is made, the L/C Issuer that issued such Letter of Credit will use reasonable efforts to give such notice to the Borrower at least one Business Day prior to the Honor Date. Not later than 11:00 a.m., New York time, on the date of any payment by an L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails so to reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Loan Notice). Any notice given by such L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including a Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m., New York time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount, in respect of any Letter of Credit issued by any L/C Issuer, that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from such L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate applicable to Base Rate Revolving Loans. In such event, each Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer that issued a Letter of Credit for any amount drawn under such Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse each L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of an L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent; and (ii) if any payment received by the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned, each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto; (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of, or successor to, any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower; provided that nothing in the foregoing or elsewhere shall limit an L/C Issuer’s obligation to examine the sight drafts, certificate(s) and other documents presented by the beneficiary of a Letter of Credit issued by such L/C Issuer in order to determine that the same comply with the requirements of the relevant Letter of Credit and to refuse payment thereon (A) if such sight drafts, certificate(s) and other documents do not appear regular on their face or (B) if the requirements for payment set forth in the relevant Letter of Credit are not satisfied. The Borrower shall promptly examine a copy of each Letter of Credit issued by any L/C Issuer and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify such L/C Issuer.

(f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit issued by such L/C Issuer) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document provided that such sight drafts, certificates and other documents required by any Letter of Credit issued by such L/C Issuer appear regular on their face, except to the extent of such L/C Issuer’s gross negligence or willful misconduct. No Issuer-Related Person of any L/C Issuer nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that the foregoing assumption is not intended to, and shall not, change the obligations of an L/C Issuer set forth herein with respect to Letters of Credit or preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Issuer-Related Person of any L/C Issuer, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e).

Notwithstanding anything contained in the foregoing provisions of this Section 2.03(f) or elsewhere to the contrary, Borrower may have a claim against an L/C Issuer that has issued a Letter of Credit, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s failure to pay under such Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) complying with the terms and conditions of such Letter of Credit or such L/C Issuer’s payment under such Letter of Credit after presentation to it by the beneficiary of a sight draft, certificate(s) or other documents which do not comply with the terms and conditions of such Letter of Credit or which do not appear regular on their face. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. If (i) an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, and the Administrative Agent shall so request in writing, or (ii) as of the Letter of Credit Expiration Date, any Letter of Credit shall for any reason remain outstanding and partially or wholly undrawn, then the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount). The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a Lien on all such cash and deposit account balances comprising such Cash Collateral for the then Outstanding Amount of the L/C Obligations. Cash Collateral (other than letters of credit) shall be maintained in blocked, non-interest bearing deposit accounts at Citibank.

(h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by an L/C Issuer and the Borrower, when a Letter of Credit is issued by such L/C Issuer, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Participation Fee”) equal to, as applicable, (i)(a) in the case of Financial Letters of Credit the percent specified under “Financial L/C’s” or (b) in the case of Performance Letters of Credit, the percent specified under “Performance L/C’s”, in each case in the Pricing Grid under the column entitled “Letter of Credit Participation Fee” as applicable from time to time based on the applicable Pricing Level (determined based on the Borrower’s Debt Rating from time to time) times (ii) the actual daily maximum amount available to be drawn under each such Letter of Credit. The Letter of Credit Participation Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date. If there is any change in the Debt Rating during any quarter, the Letter of Credit Participation Fee shall be computed using the applicable percent set forth in the Pricing Grid under the column entitled “Letter of Credit Participation Fee” separately for each period during such quarter that each Pricing Level was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee in an amount equal to  1/8 of 1% per annum on the daily maximum amount available to be drawn under all Letters of Credit issued by such L/C Issuer from time to time outstanding, due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of a Letter of Credit, and on the Letter of Credit Expiration Date. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the reasonable and customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date for the Lender that is the Swing Line Lender in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Outstanding Amount of Revolving Loans of the Swing Line Lender in its capacity as a Lender of Revolving Loans, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Outstanding Amount shall not exceed the Aggregate Commitments (but excluding in the computation of Aggregate Commitments, if the Stated Maturity Date for all Lenders is not the same, the Commitments of those Lenders with a Stated Maturity Date that is on or before the date that is five Business Days after such Swing Line Loan is made), and (ii) the Outstanding Amount applicable to any Lender (which, as to the Swing Line Lender and Swing Line Loans, shall include only the Swing Line Lender’s Pro Rata Share of such Swing Line Loans) shall not exceed such Lender’s Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., New York time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000 and an integral multiple of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m., New York time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m., New York time, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender, at any time in its sole and absolute discretion, may request, on behalf of the Borrower (which hereby irrevocably requests the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the available portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in any such Revolving Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m., New York time, on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Revolving Borrowing cannot be requested in accordance with Section 2.04(c)(i) or any Swing Line Loan cannot be refinanced by such a Revolving Borrowing, the Revolving Loan Notice submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such purchase of participations shall not relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (including interest payments for interest accrued during the period of time such Lender’s participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Base Rate Loan or participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time and from time to time, voluntarily prepay Revolving Loans, in whole or in part, without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (A) three Business Days prior to any date of prepayment of Eurodollar Rate Revolving Loans and (B) on the date of prepayment of Base Rate Revolving Loans; (ii) any prepayment of Eurodollar Rate Revolving Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Revolving Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable on, the date specified therein. Any prepayment of a Eurodollar Rate Revolving Loan shall be accompanied by all accrued, unpaid interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) [Reserved.]

(c) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time and from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., New York time, on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(d) If for any reason the aggregate Outstanding Amount at any time exceeds the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

2.06 Reduction or Termination of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the greater of (a) the then aggregate amount of the Letter of Credit Commitments and (b) the then aggregate Outstanding Amount; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., New York time, five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate minimum amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments. Once reduced in accordance with this Section, the Aggregate Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All commitment fees accrued and unpaid as of the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) The Borrower shall repay to each Lender, on or before the Maturity Date for such Lender, the aggregate principal amount of Revolving Loans outstanding on such Maturity Date and owed to such Lender.

(b) The Borrower shall repay each Swing Line Loan on or before the earlier to occur of (i) the date five Business Days after such Swing Line Loan is made and (ii) the latest Maturity Date for any Lender.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Revolving Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

(b) The Borrower shall pay interest on all Obligations that are not paid when due at a fluctuating interest rate per annum at all times equal to the Default Rate, subject to Section 10.09. Accrued and unpaid interest on past due amounts (including interest on past-due interest, subject to Section 10.09) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee (the “Commitment Fee”) in an amount equal to (A) the percent set forth in the Pricing Grid under the column entitled “Commitment

Fee” as applicable from time to time based on the applicable Pricing Level (determined based on the Borrower’s Debt Rating from time to time) times (B) the actual daily amount by which the Aggregate Commitments exceed the aggregate Outstanding Amount on each such day. The Commitment Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on each Maturity Date for any Lender. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Debt Rating during any quarter, the Commitment Fee shall be computed using the applicable percent set forth in the Pricing Grid under the column entitled “Commitment Fee” separately for each period during such quarter that each Pricing Level was in effect. The Commitment Fee shall accrue at all times from and after the Closing Date until the latest Maturity Date for any Lender, including at any time during which one or more of the conditions in Article IV is not met.

(b) Utilization Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, for each day during the period commencing on the Closing Date and ending on the latest Maturity Date for any Lender that the aggregate Outstanding Amount exceeds 62.5% of the total amount of the Aggregate Commitments, a utilization fee (the “Utilization Fee”) in an amount equal to the product of (A) 0.10% times (B) the aggregate Outstanding Amount on each such day. The Utilization Fee shall be due and payable quarterly in arrears on the same dates as the Commitment Fee and shall be calculated quarterly in arrears.

(c) Other Fees. The Borrower shall pay to the Co-Lead Arrangers and/or the Administrative Agent those fees described in the Fee Letters as and when the same are due and payable.

2.10 Computation of Interest and Fees. Interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Subject to Section 10.09, computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans or L/C Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control. Upon the request of any Lender made through the Administrative Agent, such Lender’s Loans may be evidenced by a Revolving Loan Note and/or a Swing Line Note, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with their respective usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and

Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control, absent manifest error.

2.12 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon, New York time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 noon, New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of L/C Borrowings and then, principal then due hereunder or pursuant hereto, ratably among the parties entitled thereto in accordance with the amounts of L/C Borrowings and principal, as the case may be, then due to such parties.

(d) Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then: (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the

Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder. A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(e) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f) The obligations of the Lenders hereunder to make Revolving Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Revolving Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan or purchase its participation.

(g) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner; provided, however, that the foregoing shall not affect the obligation of any Lender to make, continue and convert Loans in accordance with the terms and provisions hereof.

2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Revolving Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Revolving Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Revolving Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded, and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided further that if the Maturity Date for all Lenders is not the same, then principal payments due pursuant to Section 2.07(a) in respect of the Maturity Date for any Lender shall be shared ratably among all Lenders having that same Maturity Date. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14 Increase in Commitments.

(a) Provided no Default or Event of Default has occurred and is continuing and subject to Section 2.06, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments provided that (i) each such increase shall be in a minimum amount of $50,000,000 and (ii) the aggregate of all increases in the Aggregate Commitments since the Closing Date shall not exceed $200,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees, each with a minimum Commitment of $5,000,000, to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date of each such increase (in each case, the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and, (ii) including a Compliance Certificate demonstrating pro forma compliance with Section 7.08 after giving effect to such increase and (iii) certifying that, before and after giving effect to such increase, the representations and warranties contained in Article V are true and correct on and as of the Increase Effective Date and no Default or Event of Default has occurred and is continuing as of the Increase Effective Date. The Borrower shall deliver new or amended Revolving Loan Notes reflecting the increased Commitment of any Lender holding or requesting a Note. The Administrative Agent shall distribute an amended Schedule 2.01 (which shall be deemed incorporated into this Agreement), to reflect any changes therein resulting from such increase. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section.

(c) This Section shall supersede any provisions in Section 10.01 to the contrary.

2.15 Extension of Commitments.

(a) The Borrower may request by notice (an “Extension Request Notice”) to the Administrative Agent (which shall promptly notify the Lenders), given during any period beginning on (and including) the day that is 60 days prior to an anniversary of the Closing Date and ending on (and including) the day that is 45 days prior to such anniversary, but in no event later than 30 days prior to the latest Stated Maturity Date for any Lender, that the Lenders extend their respective Commitments for an additional year; provided that the Borrower may effectuate an extension pursuant to this Section 2.15 only two times; provided further that the Borrower agrees that, if a Default or Event of Default has occurred and is continuing on the date of any such request, such request shall be accompanied by a statement of a Responsible Officer of the Borrower stating that a Default or Event of Default has occurred and is continuing on such date. If a Lender agrees, in its sole and absolute discretion, so to extend its Commitment, it will give notice to the Administrative Agent of its decision to do so within the ten day period following the date of such Extension Request Notice. Promptly following expiration of such ten day period, the Administrative Agent will notify the Borrower and the Lenders of the Lenders from which it has received such a notice agreeing so to renew (“Extending Lenders”). Any failure by a Lender so to notify the Administrative Agent shall be deemed to be a decision by such Lender not to extend its Commitment (each a “Non-Extending Lender”).

(b) If all Lenders elect so to extend their respective Commitments, the Stated Maturity Date for each Lender shall automatically become the date that is one year following the Stated Maturity Date for such Lender as in effect immediately prior to such extension.

(c) The Borrower shall have the right, on or before the anniversary of the Effective Date in respect of which an Extension Request Notice is given, to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.06, each of which Additional Commitment Lenders shall have entered into an Assignment and Acceptance pursuant to which such Additional Commitment Lender shall, effective as of such anniversary, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to any other Commitment of such Lender hereunder on such date).

(d) If the Commitments of the Extending Lenders and the Additional Commitment Lenders aggregate 50% or less of the Aggregate Commitments, none of the Commitments (including the Commitment of any Extending Lender) will be extended, and the Stated Maturity Date for each Lender shall remain unchanged.

(e) If the Commitments of the Extending Lenders and the Additional Commitment Lenders aggregate greater than 50% and less than 100% of the Aggregate Commitments, (i) the Stated Maturity Date for each Lender that is an Extending Lender or an Additional Commitment Lender shall automatically become the date that is one year following the Stated Maturity Date for such Lender (or in the case of an Additional Commitment Lender that was not already a Lender, one year following the Stated Maturity Date of the Lender it replaced) as in effect immediately prior to such extension, (ii) the Stated Maturity Date for each Lender that is a Non-Extending Lender shall remain unchanged and (iii) each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement with a Commitment as contemplated by Section 2.15(c).

(f) The election by any Lender to extend at any time shall not obligate such Lender to extend at any other time, it being agreed that each election of any Lender to extend or not extend shall be made by such Lender in its sole and absolute discretion and that such discretion shall not be limited by any prior election to extend.

(g) The Borrower agrees to deliver to the Administrative Agent on each date that any extension pursuant to this Section 2.15 becomes effective a certificate of an officer of the Borrower to the effect that on such date the Borrower has satisfied all conditions that would be required pursuant to Article IV for a Revolving Borrowing on such date (other than the giving of a Revolving Loan Notice).

2.16 New L/C Issuers. From time to time, with the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed), the Borrower may enter into an agreement with a Person that is not already an L/C Issuer hereunder pursuant to which such Person shall become an L/C Issuer, if (i) such agreement is in form and substance reasonably satisfactory to the Administrative Agent and provides that such Person expressly agrees to perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as an L/C Issuer, (ii) such agreement includes an Administrative Questionnaire for such Person and sets forth the amount of its Letter of Credit Commitment, and (iii) a copy of such agreement, as executed, is promptly delivered to the Administrative Agent.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of, and without deduction for, any and all Taxes. If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(e) In the event the Administrative Agent or any Lender is required to pay Taxes or Other Taxes for which the Administrative Agent or such Lender seeks indemnity hereunder, the Administrative Agent or such Lender, as applicable, shall make written demand to the Borrower, together with evidence in reasonable detail to substantiate the same, no later than 180 days after paying such Taxes or Other Taxes, and payment shall be made by the Borrower to the Lender or the Administrative Agent, as the case may be, promptly after receipt of such written demand.

(f) Notwithstanding anything contained herein or elsewhere to the contrary, the foregoing subsections of this Section 3.01 shall in no event be applicable to Taxes or Other Taxes arising or imposed as a result of any assignment to a Person who is not an Eligible Assignee.

(g) If the Borrower is required to pay additional amounts to any Lender or the Administrative Agent pursuant to this Section 3.01, then, upon the written request of the Borrower, the Administrative Agent or such Lender, as the case may be, shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payments by the Borrower which may thereafter accrue, if such change in the judgment of such Lender or Administrative Agent, as the case may be, is not otherwise disadvantageous to such Lender or Administrative Agent, as the case may be.

(h) If the Borrower at any time pays any amount under this Section 3.01 to the Administrative Agent or any Lender, and such payee receives a refund of or credit for any part of any Taxes or Other Taxes with respect to which such amount was paid by the Borrower, the Administrative Agent or such Lender, as the case may be, shall pay to the Borrower the amount of such refund or credit within 90 days following the receipt of such refund or credit by such payee, together with a calculation in reasonable detail of such refund or credit.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Revolving Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Revolving Loans or to convert Base Rate Revolving Loans to Eurodollar Rate Revolving Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist, which notification such Lender agrees to provide upon such circumstances no longer existing. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Revolving Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Revolving Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Revolving Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Administrative Agent determines in connection with any request for a Eurodollar Rate Revolving Loan or a conversion to or continuation thereof that (a) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Rate Revolving Loan, or (b) the Eurodollar Rate for such Eurodollar Rate Revolving Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Rate Revolving Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Revolving Loans shall be suspended until the Administrative Agent revokes such notice, which notice Administrative Agent agrees to revoke upon (a) adequate and reasonable means existing for determination of the Eurodollar Rate or (b) the Eurodollar Rate’s adequately and fairly reflecting the cost of funding Eurodollar Rate Revolving Loans, as the case may be. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Revolving Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Revolving Loans.

(a) If any Lender reasonably determines that as a result of the introduction, or any change in or in the interpretation, of any Law or requirements for such Lender’s compliance therewith occurring after the Closing Date, there shall be any increase in the cost (exclusive of any and all taxes payable on the basis of gross or net income) to such Lender of agreeing to make or maintaining Eurodollar Rate Revolving Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern) and (ii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or requirements for compliance by such Lender (or its Lending Office) therewith occurring after the Closing Date, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Revolving Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days after receipt of such notice.

In the event any Lender requests compensation under this Section 3.04, it shall make such request to the Borrower within 120 days after such Lender has actual knowledge of such increased costs or such increased capital.

3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by it as a result of: (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or (c) any assignment of a Eurodollar Rate Revolving Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.15; including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Revolving Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Revolving Loan was in fact so funded. In no event, shall the Borrower be liable for any consequential or indirect damages, including, without limitation, loss of profits, pursuant to this Section 3.05.

3.06 Matters Applicable to all Requests for Compensation.

(a) All demands for compensation under Article III shall (i) be in writing, (ii) shall set forth the additional amount or amounts to be paid to the Administrative Agent or the Lender and be presented in reasonable detail and (iii) shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrower may remove or replace such Lender in accordance with Section 10.15.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Unless waived by all the Lenders (or by the Administrative Agent with respect to immaterial matters or items specified in clause (iv) or (v) below with respect to which the Borrower has given assurances satisfactory to the Administrative Agent that such items shall be delivered promptly following the Closing Date), the Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, properly executed by a Responsible Officer of the Borrower to the extent the Borrower’s signature is required thereon, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) an executed counterpart of this Agreement;

(ii) Revolving Loan Notes executed by the Borrower in favor of each Lender requesting such a Note, each in a principal amount equal to such Lender’s Commitment as of the Closing Date;

(iii) a Swing Line Note executed by the Borrower in favor of the Swing Line Lender (if the Swing Line Lender requests such a Note) in the principal amount of the Swing Line Sublimit;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

(v) such evidence as the Administrative Agent may reasonably require to verify that the Borrower is duly incorporated, validly existing and in good standing in Delaware and is qualified to engage in business and is in good standing in Texas, including certified copies of the Borrower’s Organization Documents;

(vi) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that, except as set forth in Schedule 5.06, there has been no event or circumstance since the date of the Audited Financial Statements which has had a Material Adverse Effect; and (C) the current Debt Ratings;

(vii) an opinion of Andrews Kurth LLP, counsel to the Borrower, substantially in the form of Exhibit H-1;

(viii) an opinion of Margaret B. Shannon, General Counsel of the Borrower, substantially in the form of Exhibit H-2;

(ix) a certificate signed by a Responsible Officer of the Borrower certifying that, on the Closing Date and after giving effect to the Loans to be made on the Closing Date and the payments being made with the proceeds thereof to amounts outstanding under the 2004 Credit Agreement, (A) the Borrower has paid all principal, interest, fees and other amounts outstanding under the 2004 Credit Agreement and (B) no “Letters of Credit” (as defined in the 2004 Credit Agreement) are outstanding. Each Lender that is a party to the 2004 Credit Agreement hereby waives any costs or fees under the 2004 Credit Agreement relating to the prepayment of the 2004 Credit Agreement on the Closing Date;

(x) such other certificates or documents as the Administrative Agent may reasonably request;

(b) Any fees required to be paid on or before the Closing Date shall have been paid; and

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced in reasonable detail at least three Business Days prior to the Closing Date.

4.02 Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans of one Type to the other Type and/or a continuation of Revolving Loans as the same Type) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(b) No Default or Event of Default has occurred and is continuing or would result from such proposed Credit Extension; and

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements of Sections 2.02(a) in the case of Revolving Loans, 2.03(b) in the case of Letters of Credit and 2.04(b) in the case of Swing Line Loans.

Each Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type or a continuation of Revolving Loans as the same Type) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

4.03 Notice and Approval. The Administrative Agent shall notify the Borrower when it has received documents that appear to satisfy the conditions set forth in Section 4.01(a), except as may be waived in accordance with Section 4.01(a).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. The Borrower and each of its Subsidiaries (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in the foregoing clauses (b) and (c) or this clause (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each of the Borrower and the Facility Guarantors of each Loan Document to which it is a party and the Borrowings hereunder, the issuance of Letters of Credit and the use of proceeds of Borrowings, have been duly authorized by all necessary corporate action, and do not and will not (a) contravene the terms of any of the Borrower’s Organization Documents or any of the Organization Documents of any Facility Guarantor; (b) conflict with or result in any breach or contravention of, in any material respect, any document evidencing any material Contractual Obligation to which the Borrower or any of its Subsidiaries is a party or any material order, injunction, writ or decree of any Governmental Authority to which the Borrower, any Facility Guarantor or any property of the Borrower or any Facility Guarantor is subject; (c) result in the creation of any Lien under any such document except Liens permitted by Section 7.01 or (d) violate in any material respect any Law.

5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any Facility Guarantor of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document (other than the Finance Subsidiary Guaranty), when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document (other than the Finance Subsidiary Guaranty) when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles. At all times following the designation of any Finance Subsidiary as contemplated by clause (i) of the definition herein of “Finance Subsidiary”, (a) the Finance Subsidiary Guaranty will have been duly executed and delivered by each Finance Subsidiary, each Subsidiary of each Finance Subsidiary and each Investee Subsidiary, and (b) the Finance Subsidiary Guaranty will constitute a legal, valid and binding obligation of each Finance Subsidiary, each Subsidiary of each Finance Subsidiary and each Investee Subsidiary enforceable against each Finance Subsidiary, each Subsidiary of each Finance Subsidiary and each Investee Subsidiary in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, except as otherwise expressly noted therein.

(b) The unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries dated June 30, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and subject to ordinary year end audit adjustments and the addition of footnotes; and (ii) fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to ordinary year-end audit adjustments and the addition of footnotes.

(c) Except as set forth in Schedule 5.06, since the date of the Audited Financial Statements, there has been no event or circumstance that has had a Material Adverse Effect.

5.06 Litigation. Except as set forth in Schedule 5.06, to the best knowledge of the Borrower, there are no actions, suits, proceedings, claims or disputes pending, threatened or contemplated, at law, in equity, in arbitration or by or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) in which there is a reasonable probability of an adverse decision which would reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof, the Borrower has reasonably concluded that, except as disclosed in Schedule 5.08, such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Insurance. Except as disclosed in Schedule 5.09, the properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles or such self-insured retention levels and covering such risks as are customarily carried by Persons engaged in the same or similar businesses in similar locations.

5.10 Taxes. The Borrower and its Subsidiaries have complied, in all material respects, with all Laws requiring (i) the filing of Federal, state and other material tax returns and reports or (ii) the payment of Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Borrower and its Subsidiaries, there is no proposed tax assessment against the Borrower or any Subsidiary that, if made, would reasonably be expected to have a Material Adverse Effect.

5.11 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, except to the extent that the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 5.11, the Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code other than any failures that would not reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) To the knowledge of the Borrower, there are no pending or threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

5.12 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those disclosed in Schedule 5.12 and has no equity investments in any other corporation or entity other than those disclosed in Schedule 5.12.

5.13 Margin Regulations; Investment Company Act.

(a) The proceeds of the Loans are to be used only for the purposes set forth in Section 6.10. The Borrower is not engaged principally in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) Following the application of the proceeds of each Credit Extension, not more than 25% of the value (as determined by any reasonable method) (i) of the assets of the Borrower and (ii) of the assets of the Borrower and its Subsidiaries taken as a whole, in either case that are subject to any arrangement with the Administrative Agent or any Lender (herein or otherwise) whereby the Borrower’s right or ability to sell, pledge or otherwise dispose of assets is in any way restricted (or pursuant to which the exercise of any such right is or may be cause for accelerating the maturity of all or any portion of the Loans or any other amount payable hereunder or under any such other arrangement), will be margin stock (within the meaning of Regulation U).

(c) None of the Borrower, any Person controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure. No statement, information, report, representation, or warranty made by the Borrower in any Loan Document or furnished to the Administrative Agent or any Lender by or on behalf of the Borrower pursuant to any Loan Document, taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case as of the date when made or delivered.

5.15 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict in any material respect with the rights of any other Person. To the best knowledge of the Borrower, no material slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes in any material respect upon any material rights held by any other Person. Except as specifically disclosed in Schedule 5.15, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened which claim or litigation would reasonably be expected to have a Material Adverse Effect.

5.16 Solvency. After giving effect to the Loan Documents and each transaction thereunder, each Facility Guarantor is Solvent.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall cause (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.10 and 6.11) each Subsidiary to, unless the Majority Lenders waive compliance in writing:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Majority Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, (i) a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing (the “Independent Auditor”), which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any material qualifications; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter all such statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the addition of footnotes.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail such calculations needed to establish compliance with the financial covenant set forth in Section 7.08;

(b) promptly after the same are available, copies of all financial statements and other reports or communications sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements (including Forms 10K, 10Q and 8K) which the Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(c) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Administrative Agent, at the reasonable request of any Lender, may from time to time request in form and detail reasonably satisfactory to the Administrative Agent and the Majority Lenders.

6.03 Notices.

Promptly notify the Administrative Agent:

(a) of the occurrence of any Default or Event of Default, upon any Responsible Officer becoming aware of same;

(b) of any matter that has resulted, or which would reasonably be expected to result, in a Material Adverse Effect, including any of the following that has resulted or which would reasonably be expected to result in a Material Adverse Effect: (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) upon the Borrower’s becoming aware of the occurrence of any ERISA Event (provided that with respect to an ERISA Event related to (i) any Pension Plan that is not sponsored or maintained by the Borrower or an ERISA Affiliate or (ii) any Multiemployer Plan, the Borrower or an ERISA Affiliate have received notice of such ERISA Event or otherwise have acquired knowledge of the conditions or circumstances that constitute such ERISA Event); and

(d) of any announcement by Moody’s or S&P of (i) any change in a Debt Rating or (ii) possible change in a Debt Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

6.04 Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in connection with any transaction permitted by Sections 7.03 or 7.04 and preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which, in any of the foregoing cases, would reasonably be expected to have a Material Adverse Effect.

6.05 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, so that its business may be properly conducted at all times, except where the maintenance and preservation of such property, in the good faith business judgment of the Borrower or the applicable Subsidiary, is no longer in the best interests of the Borrower and its Subsidiaries, taken as a whole, and (b) use in the operation and maintenance of such properties and equipment the standard of care typical for the industry in the locations where such properties and equipment are located.

6.06 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business in similar location, of such types and in such amounts and subject to such deductibles or self-insured retention levels as are customarily carried under similar circumstances by such other Persons.

6.07 Compliance with Laws. Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.08 Books and Records. Maintain proper books of record and account, in which entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

6.09 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower and provided, further, that if no Event of Default shall have occurred and be continuing, the foregoing shall be done and undertaken at the expense of the Administrative Agent or such Lender, as the case may be.

6.10 Use of Proceeds. Use the proceeds of the Credit Extensions for working capital, commercial paper backup, refinancing of existing indebtedness, capital expenditures, acquisitions, purchase by the Borrower of Borrower Common Stock, issuance of letters of credit and other general corporate purposes not in contravention of any Law.

6.11 Finance Subsidiaries. Upon or prior to the designation of any Finance Subsidiary as contemplated by clause (i) of the definition of “Finance Subsidiary”, deliver to the Administrative Agent the documents identified in Exhibit I for such Finance Subsidiary and each of its Subsidiaries. Promptly after any Person becomes an Investee Subsidiary (or a new Subsidiary of a Finance Subsidiary), the Borrower will cause such Investee Subsidiary (or such new Subsidiary), to duly execute the Finance Subsidiary Guaranty and will deliver to the Administrative Agent the documents, in respect of the Finance Subsidiary Guaranty and such Investee Subsidiary (or such new Subsidiary), identified in Exhibit I, but appropriately modified to cover such Investee Subsidiary (or such new Subsidiary) rather than the Finance Subsidiary.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, unless the Majority Lenders waive compliance in writing:

7.01 Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (each a “Permitted Lien”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals, extensions, refinancings, rearrangements and other similar modifications thereof, provided that the property covered thereby is not increased relative to property covered thereby at the time of such renewal, extension, refinancing, rearrangement or other similar modification;

(c) Liens for taxes, assessments, and other governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with, and to the extent required by, GAAP;

(d) carriers’, landlords’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendors’, laborers’, workers’ or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves as required under GAAP with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance, pensions or other social security benefits or obligations or public or statutory obligations;

(f) deposits or pledges to secure, or otherwise in connection with, the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety bonds, appeal, supersedeas and other bonds in connection with judicial or administrative proceedings, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) zoning restrictions, easements, rights-of-way, restrictions, licenses, conditions, permits and other similar encumbrances affecting real property or minor irregularities in title thereto which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) inchoate Liens arising under ERISA to secure current service pension liabilities as the same are incurred under the provisions of Pension Plans from time to time in effect;

(i) Liens arising by operation of law for master’s and crew’s wages and other maritime liens arising by operation of law which are incurred in the ordinary course of business;

(j) attachment Liens and other Liens securing judgments in an aggregate amount not in excess of $150,000,000 (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), unless any such judgment remains undischarged for a period of more than 45 consecutive days during which execution is not effectively stayed;

(k) rights of lessees or sublessees under leases or subleases of property, whether real, personal or mixed, to other Persons, if such leases or subleases are not prohibited by Sections 7.03;

(l) purchase money security interests on any property acquired or held by the Borrower or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property and any renewals, extensions, refinancings rearrangements or other similar modifications thereof; provided that, (i) such Lien attaches solely to the property so acquired in such transaction, and (ii) the aggregate principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed the purchase price of such property acquired;

(m) statutory and common law rights of setoff, and rights of setoff under general depository agreements and under reimbursement agreements executed in connection with letters of credit issued for the account of the Borrower or a Subsidiary, with respect to financial institution depository accounts maintained by the Borrower or any Subsidiary in the ordinary course of business, which accounts (i) remain (subject to such rights of setoff) at all times under the dominion and control of the Borrower or such Subsidiary and (ii) are not at any time subject to any balance requirements or other Liens of any kind;

(n) contractual rights of set-off in general depository accounts granted to financial institutions pursuant to guarantees of Indebtedness (or other obligations) of the Borrower or any Subsidiary otherwise permitted by this Agreement, provided that the Borrower (or the applicable Subsidiary) maintains (subject to such right of set-off) dominion and control over such account(s);

(o) Liens on cash collateral in respect of letters of credit and agreements pursuant to which the same are issued;

(p) Liens on assets or other property existing at the time such assets or other property were acquired by the Borrower or any Subsidiary (whether acquired directly or acquired indirectly by the purchase or other acquisition of another Person); provided that such Liens were not created in contemplation of, or to finance, such acquisition of such assets or other property by the Borrower or any Subsidiary;

(q) Liens on assets or other property of the Borrower or any Subsidiary, other than stock of Subsidiaries, not permitted by the foregoing clauses (a)-(p); provided, that the aggregate consolidated book value of all such assets encumbered at any one time shall not exceed 15% of the Borrower’s Consolidated Net Worth; and

(r) Liens on Borrower Common Stock.

7.02 Subsidiary Indebtedness. Permit any Subsidiary to create, incur or suffer to exist any Indebtedness, except (i) Excluded Finance Subsidiary Debt at no time to exceed, in the aggregate, 30% of Consolidated Net Worth, (ii) Excluded Intercompany Loans and (iii) Indebtedness (other than Excluded Finance Subsidiary Debt and Excluded Intercompany Loans) in an aggregate amount for all Subsidiaries at no time to exceed 15% of Consolidated Net Worth at the time of determination. For purposes of determining the amount of “Indebtedness” under this Section 7.02, any guaranties issued by a Subsidiary with respect to Indebtedness of the Borrower shall constitute “Indebtedness” of such Subsidiary.

7.03 Fundamental Changes. Merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Subsidiaries; provided, that if a Facility Guarantor merges with another Subsidiary and the Facility Guarantor is not the surviving entity, then the surviving entity shall expressly assume in writing the obligations of the Facility Guarantor under the Finance Subsidiary Guaranty;

(b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary;

(c) any Subsidiary or the Borrower may merge or consolidate with another Person; provided that (x) the Borrower or the Subsidiary involved in the merger or the consolidation is the surviving corporation; and (y) immediately prior to and after giving effect to such merger or consolidation, there exists no Default or Event of Default; and

(d) this Section 7.03 shall not apply to any Borrower Common Stock.

7.04 Change in Nature of Business. Engage in any material line of business substantially different from the Permitted Business.

7.05 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower (other than a Subsidiary), other than upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

7.06 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) in violation of Regulation U or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.07 Subsidiary Distributions. Be a party to or enter into any agreement, instrument or other document which prohibits or restricts in any way, or to otherwise, directly or indirectly, create or cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions in respect of its capital stock or any other equity interest or participation in any Subsidiary, or pay or repay any Indebtedness owed to the Borrower or any Subsidiary, (ii) make loans or advances to the Borrower or (iii) transfer any of its properties or assets to the Borrower or any Subsidiary (subject to the rights of any holder of a Lien on any such properties or assets which Lien is a Permitted Lien):

Notwithstanding the foregoing, this Section 7.07 shall not prohibit:

(A) (x) the issuance of preferred stock by the Borrower to any Subsidiary or by any Subsidiary to the Borrower or any other Subsidiary, (y) the payment to the Borrower or any Subsidiary of dividends or other distributions payable in respect of any preferred stock issued as described in the foregoing clause (x), or (z) the Borrower’s or any Subsidiary’s entering into any agreement, instrument or other document with the Borrower or any other Subsidiary in respect of any such issuance of preferred stock or such payment of dividends or other distributions described in the foregoing clauses (x) or (y); or

(B) a Foreign Subsidiary from entering into or being a party to agreements of the type customarily entered into by Persons engaged in the same or similar business under similar circumstances in such countries.

7.08 Capitalization Ratio. Permit the Capitalization Ratio, expressed as a percentage, as of the end of any fiscal quarter to be greater than 60%.

7.09 Finance Subsidiary Assets. Permit the aggregate assets of all Finance Subsidiaries (determined on an unconsolidated basis, but excluding (i) the assets of the Subsidiaries of any Finance Subsidiary, (ii) the Investments of the Finance Subsidiaries in their respective Subsidiaries, and (iii) all Excluded Intercompany Loans) to exceed 10% of the total consolidated assets of the Borrower and its Subsidiaries.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as the same become due, any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any Commitment Fee, any Utilization Fee or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.04, 6.10, 7.06, 7.07 or 7.09; or

(c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document, or in any document delivered pursuant hereto or thereto proves to have been incorrect in any material respect as of the date when made or deemed made; or

(e) Cross-Default. The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise but after the giving of any required notice and the expiration of any applicable grace and cure periods) in respect of any Indebtedness or Guaranty Obligation (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $150,000,000 or (B) fails to observe or perform any other agreement or condition contained in any instrument or agreement evidencing or securing the same, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after the giving of any required notice of default and the expiration of any applicable grace and cure periods, if any, (y) such Indebtedness to be demanded or to become due or to be repurchased or redeemed prior to its stated maturity, or (z) such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency Proceedings, Etc. The Borrower or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Material Subsidiary becomes unable, admits in writing its inability, or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Material Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $150,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) any non-monetary final judgment that has, or would reasonably be expected to have, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (a) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted in liability of the Borrower or any Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC and such liability is not paid when due after the expiration of any applicable grace period or (b) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, if the aggregate amount of all liabilities and payments due referred to in this Section 8.01(i) (whether owed by the Borrower, any Subsidiary or any ERISA Affiliate) is in excess of $150,000,000; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect (as such Loan Document may be amended, supplemented, renewed, extended or otherwise modified from time to time), or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower or any Facility Guarantor denies that it has any or further liability or obligation under any Loan Document or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If an Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders:

(a) declare both the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation and all of the Commitments and Letter of Credit Commitments shall be terminated;

(b) declare the unpaid principal balance of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower (except as otherwise expressly set forth herein);

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

(e) provided, however, that upon the occurrence of any event specified in subsection (f) of Section 8.01 (and the expiry of any applicable grace period, or other time set forth therein), the Commitments, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an L/C Issuer as any other Lender or L/C Issuer, as the case may be, and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” or “L/C Issuer” or “L/C Issuers”, as the case may be, shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. In the event that Citibank or any of its affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by the Borrower or any Facility Guarantor, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of the Borrower or any Facility Guarantor hereunder or under any other Loan Document by or on behalf of Citibank in its capacity as the Administrative Agent for the benefit of any Lender or L/C Issuer under any Loan Document (other than Citibank or an affiliate of Citibank) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable to any Lender, any L/C Issuer or any Participant for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent makes no representation or warranty to any Person and shall not be responsible for, or have any duty to, ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Majority Lenders, in consultation with the Borrower, appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective

Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Any resignation by Citibank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each of the Lenders and the L/C Issuers acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the L/C Issuers also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Co-Lead Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swing Line Lender or an L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any

amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Indemnification. Each Lender agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower), ratably according to its respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith, or any action taken or omitted by the Administrative Agent under any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith (“Indemnified Costs”); provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for such Lender’s Pro Rata Share of any costs and expenses (including, without limitation, counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.10 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or any other Person.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing and signed by the Majority Lenders (or by the Administrative Agent at the written request of the Majority Lenders) and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and by the Borrower, and acknowledged by the Administrative Agent, do any of the following:

(a) Extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02), except for any such extension or increase made in accordance with Section 2.14 or 2.15;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document, except for any extension made in accordance with Section 2.15;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to the proviso below) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee; provided, however, that only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change the percentage of the Aggregate Commitments or of the aggregate unpaid principal amount of the Loans and L/C Obligations which is required for the Lenders or any of them to take any action hereunder;

(e) change the Pro Rata Share or Voting Percentage of any Lender (except for any change resulting from Sections 2.14, 2.15 or 3.06(b));

(f) amend this Section 10.01, Section 2.13 or any provision herein providing for consent or other action by all the Lenders; or

(g) release any Facility Guarantor from its obligations under the Finance Subsidiary Guaranty;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Majority Lenders or each directly-affected Lender, as the case may be, affect the rights or duties of any L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Majority Lenders or each directly-affected Lender, as the case may be, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Lenders or each directly-affected Lender, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, any Lender that has a Voting Percentage of zero shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Pro Rata Share of such Lender may not be increased (except for any such increase resulting from Section 2.14, 2.15 or 3.06(b)) without the consent of such Lender.

10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person as specified herein or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender;

provided, with respect to any such notice or other communication permitted to be given, made or confirmed by telephone hereunder, it is understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b) All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt thereof has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsections (c) and (d) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, any L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person.

(c) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent, each L/C Issuer, the Swing Line Lender and each of the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d) Electronic Mail. Notwithstanding anything to the contrary herein, the Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other Credit Extension (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to any Borrowing or other Credit Extension hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com (together with any email address substituted therefor by the Administrative Agent, the “Administrative Agent’s E-Mail Address”). In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The foregoing notwithstanding, in the event of a failure or defect (an “Electronic Failure”) with respect to the Administrative Agent’s E-Mail Address that prevents or makes it impractical for the Borrower to transmit any Communication, then there shall be a “day for day” extension of any due date for any such Communication. For purposes hereof an Electronic Failure shall be deemed to have existed for a day if it exists for more than 4 hours on such day during the normal business hours of the Borrower. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders and the L/C Issuers by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at the Administrative Agent’s E-Mail Address shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

Each Lender and each L/C Issuer agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender or such L/C Issuer, as the case may be, for purposes of this Agreement; provided that if requested by any Lender or any L/C Issuer, the Administrative Agent shall deliver a copy of the Communications to such Lender or L/C Issuer, as the case may be, by email or facsimile. Each Lender and each L/C Issuer agrees (i) to notify the Administrative Agent in writing of such Bank’s or such L/C Issuer’s, as the case may be, e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender or such L/C Issuer, as the case may be, becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender or such L/C Issuer, as the case may be) and (ii) that any Notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any L/C Issuer to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof, except to the extent such reliance thereon or taking of action constitutes gross negligence or willful misconduct. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent such reliance constitutes gross negligence or willful misconduct. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent but not of counsel for any other Person) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly set forth herein, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Eligible Assignee that is an Affiliate of a Lender or an Approved Fund that is an Eligible Assignee, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is accepted by the Administrative Agent, shall not be less than $5,000,000 and shall be in increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii) any assignment of a Commitment and Loans must be approved by the Administrative Agent, each L/C Issuer, the Swing Line Lender and the Borrower if and as required by the definition of “Eligible Assignee”, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(v) no assignment may be made to a Foreign Person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such

Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 3.07, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitments and Pro Rata Share of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time and the Letter of Credit Commitment of each L/C Issuer from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower, the Lenders and the L/C Issuers at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Foreign Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant may be a Foreign Person.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time a Lender that is an L/C Issuer or a Swing Line Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, such Lender may (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder with, in the case of a successor L/C Issuer, the consent of the Lender so appointed as a successor; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Lender as an L/C Issuer or Swing Line Lender, as the case may be. If any Lender resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If any Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(i) Resignation and Assignments by L/C Issuers. From time to time, with the consent of (a) the Administrative Agent and (b) if no Event of Default has occurred and is continuing, the Borrower (which consents shall not be unreasonably withheld or delayed, but the Borrower may condition any consent required of it in connection with the resignation of an L/C Issuer on a replacement L/C Issuer reasonably satisfactory to the Borrower being appointed or assuming the Letter of Credit Commitment of the resigning L/C Issuer), any L/C Issuer may resign as an L/C Issuer and terminate its Letter of Credit Commitment or assign all or part of its Letter of Credit Commitment to an Eligible Assignee pursuant to an Assignment and Acceptance. Any such resignation, termination or assignment shall be on terms reasonably satisfactory to the resigning, terminating or assigning L/C Issuer, the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrower.

10.07 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, managers, administrators, trustees, partners, advisors, agents and other representatives, including accountants and legal counsel, in each case with a need to know (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction (including any self-regulatory authority); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights under any Loan Document; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives, in each case with a need to know) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization; (g) with the prior written consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any L/C Issuer or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries or Affiliates, relating to the Borrower or any of its Subsidiaries or Affiliates, other than any such information that is available to the Administrative Agent, any L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by the Borrower, such Subsidiary or such Affiliate; provided that, in the case of information received from the Borrower or any of its Subsidiaries or Affiliates after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, the information subject to this Section 10.07 shall not include, and the Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure.

10.08 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of an Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate or amount of non-usurious interest permitted to be contracted for, charged, received or collected by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, received or collected by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, written or oral, with respect to such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and shall continue in full force and effect as of the date made as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.13 Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.14 [Reserved.]

10.15 Removal and Replacement of Lenders.

(a) Under any circumstances set forth herein providing that the Borrower shall have the right to remove or replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, (i) remove such Lender by terminating such Lender’s Commitment or (ii) replace such Lender by causing such Lender to assign its Commitment (without payment of any assignment fee) pursuant to Section 10.06(b) to one or more other Lenders or Eligible Assignees procured by the Borrower. The Borrower shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of removal or replacement (including any amounts payable pursuant to Section 3.05), and (y) release such Lender from any further obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Acceptance with respect to such Lender’s Commitment and outstanding Credit Extensions. The Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Lenders and adjustments of their respective Commitments and/or Pro Rata Shares resulting from any such removal or replacement.

(b) In order to make all the Lenders’ interests in any outstanding Credit Extensions ratable in accordance with any revised Pro Rata Shares after giving effect to the removal or replacement of a Lender, the Borrower shall pay or prepay, if necessary, on the effective date thereof, all outstanding Revolving Loans of all Lenders, together with any amounts due under Section 3.05. The Borrower may then request Revolving Loans from the Lenders in accordance with their revised Pro Rata Shares. The Borrower may net any payments required hereunder against any funds being provided by any Lender or Eligible Assignee replacing a terminating Lender. The effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect thereto.

(c) This Section 10.15 shall supersede any provision in Section 10.01 to the contrary.

10.16 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT, THE L/C ISSUERS, THE SWING LINE LENDER AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT, THE L/C ISSUERS, THE SWING LINE LENDER AND EACH LENDER IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT, THE L/C ISSUERS, THE SWING LINE LENDER AND EACH LENDER WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.18 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.20 Borrower Common Stock. The Administrative Agent and each Lender agrees that it will not enter into, or suffer to exist, any arrangement with the Borrower whereby the Borrower’s right or ability to sell, pledge or otherwise dispose of Borrower Common Stock is in any way restricted, if as a result thereof any purpose credit (within the meaning of Regulation U) extended under this Agreement would be considered to be secured directly or indirectly (with the meaning of Regulation U) by such Borrower Common Stock; and the Borrower agrees not to enter into, or suffer to exist, any such arrangement with the Administrative Agent or any Lender.

10.21 Effectiveness. This Agreement and the amendments to the 2004 Credit Agreement effected by this Agreement shall be effective as of the Closing Date. The Borrower agrees to pay in full on such date all principal, interest, fees and other amounts then outstanding under the 2004 Credit Agreement; but it is expressly agreed and understood that such payment may be made with the proceeds of Loans made on the Closing Date. Each Lender that is a party to the 2004 Credit Agreement hereby (i) waives any notices required thereunder regarding such payment or regarding any termination or reduction of any “Commitment” thereunder on the Closing Date, and (ii) agrees that, for purposes of Eurodollar Rate Revolving Loans made on the Closing Date, a two Business Days notice (rather than the three Business Days contemplated by clause (i) of the second sentence of Section 2.02(a)) is acceptable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BJ SERVICES COMPANY

By:	/s/ Bret Wells
Bret Wells, Vice President-Treasurer

BJ Services Company
4601 Westway Park Blvd. Houston, Texas 77041
Attn:	Mr. Bret Wells
Vice President-Treasurer
Telephone: 713-895-5842
Facsimile: 713-895-5420
Electronic Mail: bret.wells@bjservices.com

With a copy to:

BJ Services Company 4601 Westway Park Blvd. Houston, Texas 77041
Attn:	Mr. Ray Timmerman
Telephone: 713-895-5627
Facsimile: 713-895-5696
Electronic Mail: rtimmerman@bjservices.com

CITIBANK, N.A.,
as Administrative Agent and as a Lender,
L/C Issuer and Swing Line Lender

By:	/s/ Amy Pincu
Name:	Amy Pincu
Title:	Attorney-in-Fact

Administrative Agent’s Office and Citibank’s Lending Office
(for payments and Requests for Credit Extensions):

Citibank, N.A.
2 Penns Way, Suite 200
New Castle, Delaware 19720
Attention:	Rose Delp Telephone: 302-894-6004
Facsimile: 212-994-0961
Electronic Mail: rose.delp@citi.com

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender and L/C Issuer

By:	/s/ Christopher Smith
Name:	Christopher Smith
Title:	Senior Vice President

THE ROYAL BANK OF SCOTLAND PLC,
as Co-Documentation Agent and Lender

By:	/s/ Derek Busby
Name:	Derek Busby
Title:	Relationship Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Co-Documentation Agent and Lender

By:	/s/ Kelton Glasscock
Name:	Kelton Glasscock
Title:	Vice President & Manager

JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agent and Lender

By:	/s/ Tara Narasiman
Name:	Tara Narasiman
Title:	Associate

WELLS FARGO BANK, N.A.

By:	/s/ Donald W. Herrick, Jr.
Name:	Donald W. Herrick, Jr.
Title:	Vice President

DNB NOR BANK ASA, New York Branch

By:	/s/ Jack Sun
Name:	Jack Sun
Title:	Vice President

By:	/s/ Cathleen Buckley
Name:	Cathleen Buckley
Title:	Vice President

AMEGY BANK N.A.

By:	/s/ Scott Collins
Name:	Scott Collins
Title:	Vice President

MERRILL LYNCH BANK USA

By:	/s/ Louis Alder
Name:	Louis Alder
Title:	Director

STANDARD CHARTERED BANK

By:	/s/ Benjamin Velazquez
Name:	Benjamin Velazquez
Title:	Director, Primary Syndicate, Syndications, Americas Capital Markets

By:	/s/ Robert K. Reddington
Name:	Robert K. Reddington
Title:	AVP/Credit Documentation, Credit Risk Control

SVENSKA HANDELSBANKEN AB (publ)

By:	/s/ Mark Emmett
Name:	Mark Emmett
Title:	Vice President

By:	/s/ Richard Johnson
Name:	Richard Johnson
Title:	Senior Vice President

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share	Letter of Credit Commitment
Citibank, N.A.	$43,500,000	10.875%	$25,000,000.00

Bank of America, N.A.	$43,500,000	10.875%	$25,000,000.00

The Royal Bank of Scotland plc	$39,000,000	9.75%	0

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$39,000,000	9.75%	0

JPMorgan Chase Bank, N.A.	$39,000,000	9.75%	0

Wells Fargo Bank, N.A.	$39,000,000	9.75%	0

Standard Chartered Bank	$39,000,000	9.75%	0

DNB NOR Bank ASA	$34,000,000	8.50%	0

Merrill Lynch Bank USA	$34,000,000	8.50%	0

Amegy Bank N.A.	$25,000,000	6.25%	0

Svenska Handelsbanken AB	$25,000,000	6.25%	0

Total	$400,000,000.00	100.000000%	$50,000,000.00

Schedule 2.01 – Page 1

SCHEDULE 5.06

LITIGATION, ETC. *

Borrower and/or its subsidiaries (“we”), through performance of our service operations, are sometimes named as defendants in litigation, usually relating to claims for bodily injuries or property damage (including claims for well or reservoir damage). We maintain insurance coverage against such claims to the extent deemed prudent by management. Further, through a series of acquisitions, we assumed responsibility for certain claims and proceedings made against the Western Company of North America, Nowsco Well Service Ltd., OSCA, Inc. (“OSCA”) and other companies whose stock Borrower, directly or indirectly, acquired in connection with their businesses. Some, but not all of such claims and proceedings will continue to be covered under insurance policies of the relevant predecessor companies that were in place at the time of such acquisitions.

On April 4, 2002, a jury rendered a verdict adverse to OSCA in connection with litigation pending in the United States District Court for the Southern District of Texas (Houston). The lawsuit, filed by Newfield Exploration (“Newfield”) on September 29, 2000, arose out of a blowout that occurred in 1999 on an offshore well owned by Newfield. The jury determined that OSCA’s negligence caused or contributed to the blowout, and that it was responsible for 86% of the damages suffered by Newfield. The total damage amount awarded to Newfield was $15.6 million (excluding pre- and post-judgment interest). The Court delayed entry of the final judgment in this case pending the completion of the related insurance coverage litigation filed by OSCA against certain of its insurers and its former insurance broker. The Court elected to conduct the trial of the insurance coverage issues based upon the briefs of the parties. In the interim, the related litigation filed by OSCA against its former insurance brokers for errors and omissions in connection with the policies at issue in this case was stayed. On February 28, 2003, the Court issued its final judgment in connection with the Newfield claims, based upon the jury’s verdict. At the same time, the Court issued rulings adverse to OSCA in connection with its claim for insurance coverage. Motions for New Trial were denied by the Judge and the case was appealed to the U.S. Court of Appeals for the Fifth Circuit, both with regard to the liability case and the insurance coverage issues. The Fifth Circuit issued its ruling on April 12, 2006, finding against OSCA on the liability issues, but ruling in OSCA’s favor on insurance coverage. Based on the Fifth Circuit’s opinion, it appears that over half of the judgment against OSCA is covered by an insurance policy issued by AISLIC (an AIG affiliate). AISLIC filed a Motion for Re-hearing with the Fifth Circuit, which was denied. The case was remanded to the District Court in June 2006 for further consideration of an exclusion contained in the AISLIC policy. Even if the interpretation of this exclusion is resolved in a manner that is adverse to OSCA, approximately 50% of the judgment against OSCA has already been paid by AISLIC. Upon remand, Newfield filed a motion to enforce its judgment against OSCA, which the court denied. Great Lakes Chemical Corporation (which owned the majority of the outstanding shares of OSCA at the time of the acquisition) agreed to indemnify OSCA for 75% of any uninsured liability in excess of $3 million arising from the Newfield litigation. Taking this indemnity into account and without regard to the outcome of the insurance coverage dispute, Borrower’s and/or its Subsidiaries’ share of the verdict is approximately $5.4 million. This $5.4 Million potential liability has been fully reserved for.

Asbestos Litigation

In August 2004, certain of our predecessor companies, along with numerous other defendants, were named in four lawsuits filed in the Circuit Courts of Jones and Smith Counties in Mississippi. These four lawsuits seeking damages include 118 individual plaintiffs alleging that they suffer various illnesses

Schedule 5.06 – Page 1

from exposure to asbestos. The lawsuits assert claims of unseaworthiness, negligence and strict liability, all based upon the status of our predecessor companies as Jones Act employers. The plaintiffs were required to complete data sheets specifying the companies they were employed by and the asbestos-containing products to which they were allegedly exposed. Through this process, approximately 25 plaintiffs have identified us or the relevant predecessor companies as their employer. Amended lawsuits were filed by four individuals against us and the remainder of the original claims (114) were dismissed. Of these four lawsuits, three failed to name the Borrower or any of its subsidiaries as an employer or manufacturer of asbestos containing products, so we were thereby dismissed from these three lawsuits. Subsequently, an individual from one of these lawsuits brought his own action against us. As a result, we are currently named as an employer in two of the Mississippi lawsuits. It is possible that as many as 21 other claimants who identified us or the relevant predecessor companies as their employer could file suit against us, but they have not done so at this time. Only minimal medical information regarding the alleged asbestos-related disease suffered by the plaintiffs in the two lawsuits has been provided. Accordingly, we are unable to estimate our potential exposure to these lawsuits. We and the relevant predecessor companies in the past maintained insurance which may be available to respond to these claims.

In addition to the Jones Act cases, we have been named in a small number of additional asbestos cases. The allegations in these cases vary, but generally include claims that we provided some unspecified product or service which contained or utilized asbestos, or that an employee was exposed to asbestos at one of our facilities or customer job site. Some of the allegations involve claims that we are the successor to the Byron Jackson Company. To date, we have been successful in obtaining dismissals of such cases without any payment or settlements or judgments, although some remain pending at the present time. We intend to defend ourselves vigorously in all of these cases based on the information available to us at this time. We do not expect the outcome of these lawsuits, individually or collectively, to have a Material Adverse Effect on Borrower’s and/or its Subsidiaries’ financial position, results of operations or cash flows; however, there can be no assurance as to the ultimate outcome of these lawsuits or additional similar lawsuits, if any, that may be filed.

INVESTIGATIONS

Investigations Regarding Misappropriation and Possible Illegal Payments

In October 2004, the Company received a report from a whistleblower alleging that its Asia Pacific Region Controller had misappropriated Company funds in fiscal 2001. We began an internal investigation with respect thereto and whether other inappropriate actions occurred in the Region. The Region Controller admitted to multiple misappropriations totaling approximately $9.0 million during a 30-month period which ended April 2002. The misappropriations of approximately $9.0 million were repaid to us and the Region Controller’s employment was terminated. The former Region Controller pled guilty to one count of theft in Singapore and received a 21 month prison sentence there on May 7, 2007. The misappropriations were an expense item in the form of theft recorded in our Consolidated Statement of Operations in periods prior to April 2002. The $9.0 million repayment represents a gain contingency and was reflected in Other Income in the Consolidated Condensed Statement of Operations for the quarter ended December 31, 2004 in accordance with SFAS 5, Accounting for Contingencies.

We are continuing to investigate whether additional funds were misappropriated beyond the $9.0 million originally identified. We have identified an additional $1.7 million that we believe was misappropriated by the former Region Controller. The additional $1.7 million of likely misappropriations were expenses of the Company that were recorded in the Consolidated Statement of Operations in periods prior to April 2002. It is possible that additional information could emerge resulting in further adjustments in the Consolidated Statements of Operations, but no material adjustments are known at this time. The Company recently filed a civil lawsuit against the former Region Controller seeking to recover any additional misappropriated funds and seeking an accounting of disbursements that could not be explained following the investigation.

In October 2004, we also received whistleblower allegations that illegal payments to foreign officials had been made in the Asia Pacific Region. The Audit Committee of the Board of Directors engaged independent counsel to conduct a separate investigation to determine whether any such illegal payments were made. The investigation found information indicating a significant likelihood that payments, made by the Company to an entity in the Asia Pacific Region with which we have certain contractual relationships, were then used to make payments to government officials in the Asia Pacific Region. This information included information indicating that certain employees of the Company in the Asia Pacific Region believed that the funds paid to the entity would be used to make payments to government officials. The payments, which may have been illegal, aggregated approximately $2.6 million and were made from fiscal 1999 through 2004.

Thereafter, in December 2005, we received a payment of approximately $2.8 million from the entity referenced above. The entity said that the funds represented the $2.6 million of funds described above, plus an interest amount, and that the $2.6 million had been misappropriated for the benefit of certain of that entity’s employees and was not used to make payments to government officials. The Audit Committee’s investigation was not able to verify this claim. The $2.8 million payment represents a gain contingency and was reflected in Other Income in the Consolidated Condensed Statement of Operations for the quarter ended December 31, 2005 in accordance with SFAS 5, Accounting for Contingencies.

During 2007 the investigation identified another payment of $300,000 made to the same entity that may have been used to make illegal payments to government officials.

The Company and the Audit Committee also investigated a large volume of other payments made by the Company during the period of fiscal 1998 through 2004 in the Asia Pacific Region. With respect to approximately $10 million of these payments, the investigations to date either have not been able to establish the legitimacy of the transactions reflected in the underlying documents or have not been able to resolve questions about the adequacy of the underlying documents to support the accounting entries. Some of these payments may have been proper, but the circumstances surrounding others suggest that theft, illegal payments or other improprieties may have been involved. The payments have been previously expensed, and therefore we believe that no additional expense is required to be recorded for such payments.

We have voluntarily disclosed information found in the special Audit Committee investigation, as well as related information from our theft investigation, to the U.S. Department of Justice (“DOJ”) and U.S. Securities and Exchange Commission (“SEC”) and are engaged in ongoing discussions with these authorities as they review the matter. We cannot predict whether further investigative efforts may be required or initiated by the authorities.

In connection with discussions regarding possible illegal payments in the Asia Pacific Region, U.S. government officials raised a question whether we had made illegal payments to a contractor or intermediary to obtain business in a country in Central Asia. The Audit Committee has investigated this question. We have voluntarily disclosed information found in the investigation to the DOJ and SEC and are engaged in ongoing discussions with these authorities as they review the matter.

The DOJ, SEC and other authorities have a broad range of civil and criminal sanctions under the U.S. Foreign Corrupt Practices Act and other laws, which they may seek to impose against corporations and individuals in appropriate circumstances including, but not limited to, injunctive relief, disgorgement, fines, penalties and modifications to business practices and compliance programs. Such agencies and authorities have entered into agreements with, and obtained a range of sanctions against, several public corporations and individuals arising from allegations of improper payments and deficiencies in books and records and internal controls, whereby civil and criminal penalties were imposed. Recent civil and criminal settlements have included multi-million dollar fines, deferred prosecution agreements, guilty pleas, and other sanctions, including the requirement that the corporation retain a monitor to oversee the corporation’s compliance with the FCPA. Furthermore, corporations that have entered into prior consent decrees regarding the FCPA are potentially subject to greater penalties. We entered into a consent decree with the SEC in 2004 following an investigation into improper payments in Argentina.

We are in discussions with the DOJ and SEC regarding certain of the matters described above. It is not possible to accurately predict at this time when any of these matters will be resolved. Based on current information, we cannot predict the outcome of such investigations, whether we will reach resolution through such discussions or what, if any, actions may be taken by the DOJ, SEC or other authorities or the effect the foregoing may have on our consolidated financial statements.

*Note: The inclusion of any matter on this Schedule 5.06 does not constitute an acknowledgment by the Borrower that there exists a reasonable probability of an adverse decision which would reasonably be expected to have a Material Adverse Effect.

SCHEDULE 5.08

ENVIRONMENTAL MATTERS

NONE.

Schedule 5.08 – Page 1

SCHEDULE 5.09

INSURANCE

NONE.

Schedule 5.09 – Page 1

SCHEDULE 5.11

ERISA MATTERS

NONE.

Schedule 5.11 – Page 1

SCHEDULE 5.12

SUBSIDIARIES

AND OTHER EQUITY INVESTMENTS

B.J. PETROLEUM SERVICES INTERNATIONAL LIMITED

BIARRITZ OVERSEAS LIMITED

BJ - ROTARY PETROLEUM SERVICES COMPANY LIMITED

BJ CANADA TECHNICAL SERVICES LIMITED

BJ COMPLETION SERVICES DO BRASIL LTDA

BJ GENERAL HOLDINGS

BJ GENERAL HOLDINGS SECS LLC

BJ HOLDINGS (RUSSIA) LIMITED

BJ OILFIELD SERVICES COMPANY (BEIJING) LIMITED

BJ OILWELL SERVICES (M) SDN. BHD.

BJ PETROLEUM SERVICES (CHINA) LIMITED

BJ PETROLEUM SERVICES LIMITED

BJ PROCESS & PIPELINE SERVICES PTE. LTD.

BJ PROCESS & PIPELINE SERVICES (AUSTRALIA) PTY LTD

BJ PROCESS & PIPELINE SERVICES LIMITED

BJ PROCESS AND PIPELINE SERVICES AS

BJ PROCESS AND PIPELINE SERVICES COMPANY

BJ PROCESS AND PIPELINE SERVICES GmbH

BJ PUMPING SERVICES COMPANY S.A.

BJ QUIMICA DO BRASIL LTDA.

BJ SAMOTLOR SERVICES VOSTOK

BJ SECIM (SERVICOS-CIMENTO) de ANGOLA LIMITED

BJ SERVICE ARABIA LIMITED

Schedule 5.12 – Page 1

BJ SERVICE INTERNATIONAL (THAILAND) LTD.

BJ SERVICE INTERNATIONAL, INC.

BJ SERVICES - PV DRILLING JOINT VENTURE COMPANY LIMITED

BJ SERVICES (GB) LIMITED

BJ SERVICES AS

BJ SERVICES C.I., LTD.

BJ SERVICES COMPANY (AUSTRALIA) PTY LTD

BJ SERVICES COMPANY (CAMBODIA) CO., LTD.

BJ SERVICES COMPANY (NEW ZEALAND) LIMITED

BJ SERVICES COMPANY (SINGAPORE) PTE. LTD.

BJ SERVICES COMPANY (UK) LIMITED

BJ SERVICES COMPANY (VIETNAM) LTD.

BJ SERVICES COMPANY AFRICA LIMITED

BJ SERVICES COMPANY B.V.

BJ SERVICES COMPANY CANADA

BJ SERVICES COMPANY CANADA SARL

BJ SERVICES COMPANY FRANCE S.A.R.L.

BJ SERVICES COMPANY GmbH

BJ SERVICES COMPANY ITALIA S.R.L.

BJ SERVICES COMPANY LATIN AMERICA Sarl

BJ SERVICES COMPANY LIMITED

BJ SERVICES COMPANY MEXICANA S.A. DE C.V.

BJ SERVICES COMPANY MIDDLE EAST

BJ SERVICES COMPANY MIDDLE EAST LIMITED

BJ SERVICES COMPANY MIDDLE EAST SARL

BJ SERVICES COMPANY NIGERIA LIMITED

Schedule 5.12 – Page 2

BJ SERVICES COMPANY S. DE R.L.

BJ SERVICES COMPANY, U.S.A.

BJ SERVICES DE GUATEMALA Y CIA. LTDA.

BJ SERVICES DE NICARAGUA, S.R.L.

BJ SERVICES DE VENEZUELA, COMPANIA EN COMANDITA POR ACCIONES

BJ SERVICES DE VENEZUELA, LLC

BJ SERVICES DO BRASIL LTDA

BJ SERVICES EQUIPMENT II, L.P.

BJ SERVICES II, L.L.C.

BJ SERVICES INTERNATIONAL B.V.

BJ SERVICES INTERNATIONAL LIMITED

BJ SERVICES INTERNATIONAL S.a.r.l.

BJ SERVICES OPERATING & MAINTENANCE COMPANY II, L.L.C.

BJ SERVICES S.R.L.

BJ SERVICES SUPPORT COMPANY

BJ SERVICES Y COMPANIA, SOCIEDAD EN COMANDITA POR ACCIONES DE CAPITAL VARIABLE

BJ SERVICIOS INTERNATIONAL S.A. DE C.V.

BJ TUBULAR SERVICES A/S

BJ TUBULAR SERVICES B.V.

BJNEFT (CYPRUS) LIMITED

CANADIAN FRACMASTER OFFSHORE (CYPRUS) LIMITED

CFC HOLDINGS INC.

CFC PARTNER LLC

CHEMFRAC TRADING LIMITED

COMPANIA DE SERVICIOS PETROLEROS BJ BOLIVIANA S.A.

GULF WELL SERVICES COMPANY

Schedule 5.12 – Page 3

INTERNATIONAL CHEMICAL SPECIALITIES FZE

NOWSCO NORGE AS

NOWSCO WELL SERVICE (VOSTOK) LIMITED

NOWSCO-BJ SERVICES COMPANY (B) SDN BHD

OFS PORTAL, LLC

OILFIELD EQUIPMENT RENTAL (L) BHD.

OSCA, INC.

P.T. BJ SERVICES INDONESIA

P.T. NOWSCO WELL SERVICE INDONESIA

P.T. WESTERN PETROLEUM SERVINDO

PD MEXICANA SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL VARIABLE

PROFILE INTERNATIONAL LIMITED

PROJECT MANAGEMENT SERVICES SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL VARIABLE

SAMOTLOR HOLDINGS LIMITED

SARKU-NOWSCO WELL SERVICES SDN. BHD.

SEBEP QUIMICA INDUSTRIA E COMERCIO LTDA.

SEBEX OIL WELL SERVICES S.A.

SIM VENTURES LLC

SOCIETE ALGERIENNE DE STIMULATION DES PUITS PRODUCTEURS D’HYDROCARBURES (BJSP)

SOCIETE DE SERVICES INDUSTRIELS (S.S.I.)

THE WESTERN COMPANY OF NORTH AMERICA

TITAN SUBSEA SERVICES LIMITED

TOMSK HOLDINGS LIMITED

UFM HOLDINGS LIMITED

VERINDER HOLDINGS LIMITED

Schedule 5.12 – Page 4

VERINDER WELL SERVICE (CYPRUS) LTD

WESTERN OCEANIC INTERNATIONAL, INC.

ZAO FRACMASTERNEFT

ZAO SAMOTLOR FRACMASTER SERVICES

Schedule 5.12 – Page 5

SCHEDULE 5.15

INTELLECTUAL PROPERTY MATTERS

NONE.

Schedule 5.15 – Page 1

SCHEDULE 7.01

EXISTING LIENS

Liens as provided for, or created, by that certain Participation Agreement dated December 15, 1999 by and among BJ Services Company, U.S.A., BJ Services Operating & Maintenance Company II, L.L.C., BJ Services II, L.L.C., BJ Services Equipment II L.P. (the “1999 Equipment Partnership”), Wells Fargo Bank Northwest National Association (as successor to First Security Trust Company of Nevada) (“Non-Affiliated Partner Trustee”), BJ Services Company, the Equity Contributors listed on Schedule I thereto, the Note Purchasers listed on Schedule 2 thereto and U.S. Bank, N.A. (as successor to State Street Bank and Trust Company), as Indenture Trustee, in respect of the BJ Services Trust No. 1999-1 (Well Services Equipment) and the agreements and other documents executed pursuant thereto, including the Trust Indenture and Security Agreement of even date therewith from the 1999 Equipment Partnership and the Non-Affiliated Partner Trustee to the Indenture Trustee and all UCC-1 Financing Statements and Certificates of Title evidencing such Liens.

Schedule 7.01 – Page 1

SCHEDULE 10.02

ADDRESSES FOR NOTICES; OTHER INFORMATION

BORROWER

BJ Services Company 4601 Westway Park Blvd. Houston, Texas 77041
Attn:	Mr. Bret Wells
Vice President-Treasurer
Telephone: 713-895-5842
Facsimile: 713-895-5420
Electronic Mail: bret.wells@bjservices.com

With a copy to:

BJ Services Company 4601 Westway Park Blvd. Houston, Texas 77041
Attn: Mr. Ray Timmerman Telephone: 713-895-5627 Facsimile: 713-895-5696 Electronic Mail: rtimmerman@bjservices.com

CITIBANK

Administrative Agent’s Office and Citibank’s Lending Office: Citibank, N.A. 2 Penns Way, Suite 200 New Castle, Delaware 19720
Attention:	Rose Delp
	Telephone:	302-894-6004
	Facsimile:	212-994-0961
Electronic Mail: rose.delp@citi.om

Schedule 10.02 – Page 1

EXHIBIT A

FORM OF REVOLVING LOAN NOTICE

Date:                     ,

To:	Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of August 30, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among BJ Services Company, a Delaware corporation (the “Borrower”), the Lenders and L/C Issuers from time to time party thereto, and Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

☐ The undersigned hereby requests a Borrowing of Revolving Loans

1. On (a Business Day).

2. In the amount of $ .

3. Comprised of .
[Type of Revolving Loan requested]

4. For Eurodollar Rate Revolving Loans: with an Interest Period of .

[The Revolving Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.]

☐ The undersigned hereby requests the conversion of [Base Rate Loans] [Eurodollar Rate Revolving Loans] in the amount of $             to [Eurodollar Rate Revolving Loans] [Base Rate Loans] on                         .

☐ The undersigned hereby requests the continuation of Eurodollar Rate Revolving Loans in the amount of $             as Eurodollar Rate Revolving Loans with an Interest Period of              on                         .

BJ SERVICES COMPANY

By:
Name:
Title:

Exhibit A – Page-1

EXHIBIT B

FORM OF GUARANTY

This Guaranty dated as of                         , (the “Guaranty”) is by                                          (“Guarantors”), in favor of Citibank, N.A., as Administrative Agent (as defined in the Credit Agreement referred to below), for its benefit and the ratable benefit of the other Financial Institutions (as defined below).

INTRODUCTION

A. BJ Services Company, a Delaware corporation (“Borrower”) has entered into an Amended and Restated Credit Agreement dated as of August 30, 2007 among the Borrower, Citibank, N.A., as Administrative Agent, and the lenders and letter of credit issuers named therein (the “Credit Agreement”). The Administrative Agent, Lenders, L/C Issuers and each of their respective successors and permitted assigns are collectively referred to herein as the “Financial Institutions”. Capitalized terms used herein that are defined in the Credit Agreement and not defined herein are used herein as therein defined.

B. This Guaranty is a requirement of the Credit Agreement.

C. The Guarantors are Subsidiaries of the Borrower; and the Guarantors will derive direct or indirect benefit from transactions contemplated by the Loan Documents or certain other transactions permitted thereby and the respective Boards of Directors of the Subsidiaries have so resolved.

THEREFORE, in order to induce Financial Institutions to enter into the Credit Agreement and to enter into financing transactions that are covered by the Credit Agreement, each of the Guarantors hereby, jointly and severally, agrees for the benefit of the Financial Institutions as follows:

Section 1. Guaranty. Each of the Guarantors hereby unconditionally and irrevocably, jointly and severally, guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the Guaranteed Obligations (defined below). For purposes of this Guaranty, the term “Guaranteed Obligations” shall mean collectively (a) all obligations under this Guaranty and (b) all Obligations (as such term is defined by the Credit Agreement) including, without limitation, the principal of and interest on all Loans, all reimbursement obligations for draws on Letters of Credit, all cash collateralization obligations for Letters of Credit, all accrued interest under the Loan Documents, all fees under the Loan Documents, and all other reimbursement, indemnification and other payment obligations under the Loan Documents. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts which constitute part of the Guaranteed Obligations even if such Guaranteed Obligations are declared unenforceable or not allowable in a bankruptcy, reorganization, or similar proceeding involving the Borrower or any guarantor of any portion of the Guaranteed Obligations (collectively such guarantors together with the Guarantors and the Borrower are referred to herein as the “Obligors”) to the maximum extent permitted by applicable law. This Guaranty is a guarantee of payment, and each Guarantor is primarily liable for the payment of the Guaranteed Obligations. Each Guarantor shall make each payment to be made by it hereunder promptly following demand therefor. Such payments shall be made in Dollars in same day funds to the Administrative Agent at its office at 399 Park Avenue, New York, New York 10043, or at such other office as the Administrative Agent may designate in writing.

Section 2. Limit of Liability. The liabilities and obligations of each Guarantor under the Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

Exhibit B – Page-1

Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the Loan Documents, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of the Obligations or the rights of any Financial Institution with respect thereto, to the maximum extent permitted by applicable law. The obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations in each and every particular, and a separate action or actions may be brought and prosecuted against any other Obligor, or any other Person, regardless of whether any other Obligor or any other Person is joined in any such action or actions. To the maximum extent permitted by applicable law, the liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(a) The lack of validity or unenforceability of the Guaranteed Obligations or any Loan Document for any reason whatsoever, including, without limitation, that the act of creating the Guaranteed Obligations is ultra vires, that the officers or representatives executing the documents creating the Guaranteed Obligations exceeded their authority, that the Guaranteed Obligations violate usury or other laws, or that any Obligor has defenses to the payment of the Guaranteed Obligations, including, without limitation, breach of warranty, statute of frauds, bankruptcy, statute of limitations, lender liability, or accord and satisfaction;

(b) Any change in the time, manner, or place of payment of, or in any term of, any of the Guaranteed Obligations, any increase, reduction, extension, or rearrangement of the Guaranteed Obligations, any amendment, supplement, or other modification of the Loan Documents, or any waiver or consent granted under the Loan Documents, including, without limitation, waivers of the payment and performance of the Guaranteed Obligations;

(c) Any release, exchange, subordination, waste, or other impairment (including, without limitation, negligent, willful, unreasonable, or unjustifiable impairment) of any collateral securing payment of the Guaranteed Obligations; the failure of any Financial Institution or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale, or other handling of any collateral; the fact that any Lien or assignment related to any collateral for the Guaranteed Obligations shall not be properly perfected, or shall prove to be unenforceable or subordinate to any other Lien or assignment;

(d) Any full or partial release of any Obligor;

(e) The failure to apply or the manner of applying collateral or payments of the proceeds of collateral against the Guaranteed Obligations;

(f) Any change in the existence, organization or structure of any Obligor; any change in the shareholders, directors, or officers of any Obligor; or the insolvency, bankruptcy, liquidation, or dissolution of any Obligor or any defense that may arise in connection with or as a result of any such insolvency, bankruptcy, liquidation or dissolution;

(g) The failure to give notice of any extension of credit made by any Financial Institution to any Obligor, notice of acceptance of this Guaranty, notice of any amendment, supplement, or other modification of any Loan Document, notice of the execution of any document or agreement creating new Guaranteed Obligations, notice of any default or event of default, however denominated, under the Loan Documents, notice of intent to demand, notice of demand, notice of presentment for payment, notice of nonpayment, notice of intent to protest, notice of protest, notice of grace, notice of

Exhibit B – Page-2

dishonor, notice of intent to accelerate, notice of acceleration, notice of bringing of suit, notice of any Financial Institution’s transfer of the Guaranteed Obligations, notice of the financial condition of or other circumstances regarding any Obligor, or any other notice of any kind;

(h) Any payment or grant of collateral by any Obligor to any Financial Institution being held to constitute a preference under bankruptcy laws, or for any reason any Financial Institution is required to refund such payment or release such collateral;

(i) Any other action taken or omitted which affects the Guaranteed Obligations, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof;

(j) The fact that all or any of the Guaranteed Obligations cease to exist by operation of law, including, without limitation, by way of discharge, limitation or tolling thereof under applicable bankruptcy laws;

(k) Any claim or right of set-off that any Guarantor may have; and

(l) Any other circumstances which might otherwise constitute a defense available to, or a discharge of any Obligor.

Section 4. Agent’s Rights and Certain Waivers.

4.01 Notice and Other Remedies. Each Guarantor hereby waives promptness, diligence, notice of acceptance, notice of acceleration, notice of intent to accelerate, and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Financial Institution protect, secure, perfect or insure any security interest or other Lien or any property subject thereto or exhaust any right to take any action against any Obligor or any other Person or any collateral.

4.02 Waiver of Subrogation and Contribution; Indemnity. (a) Until such time as the Guaranteed Obligations are irrevocably paid in full and this Guaranty is terminated in accordance with Section 6.05, each Guarantor hereby irrevocably waives any claim or other rights which it may acquire against any Obligor that arise from any Guarantor’s obligations under this Guaranty or any other Loan Document or the payment thereof, including, without limitation, any right of subrogation (including, without limitation, any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509), reimbursement, exoneration, contribution or indemnification, or any right to participate in any claim or remedy of any Financial Institution against any Obligor, or any collateral which any Financial Institution now has or hereafter acquires. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Guaranteed Obligations shall not have been paid in full or this Guaranty shall not have been terminated in accordance with Section 6.05, such amount shall be held in trust for the benefit of the Financial Institutions, and shall promptly be paid to the Administrative Agent for the benefit of the Financial Institutions to be applied to the Guaranteed Obligations, whether matured or unmatured, as the Administrative Agent may elect. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan redit Documents and that the waiver set forth in this Section 4.02(a) is knowingly made in contemplation of such benefits.

(b) Each Guarantor agrees that, to the extent that any Obligor makes payments to any Financial Institution, or any Financial Institution receives any proceeds of collateral, and such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or otherwise required to be repaid, then to the extent of such repayment the Guaranteed Obligations shall be reinstated and continued in full force and effect as of the date such initial payment or collection

Exhibit B – Page-3

of proceeds occurred. EACH GUARANTOR HEREBY INDEMNIFIES EACH FINANCIAL INSTITUTION AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM, AND DISCHARGES, RELEASES, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, DISBURSEMENTS, CLAIMS OR DAMAGES TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, DISBURSEMENTS, CLAIMS OR DAMAGES ARISE OUT OF OR RESULT FROM (I) ANY ACTUAL OR PROPOSED USE BY THE BORROWER OF THE PROCEEDS OF ANY LOAN, (II) ANY BREACH BY ANY GUARANTOR OF ANY PROVISION OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, (III) ANY INVESTIGATION, LITIGATION OR OTHER PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION OR PROCEEDING) RELATING TO THE FOREGOING, OR (IV) ANY ENVIRONMENTAL CLAIM OR REQUIREMENT OF ENVIRONMENTAL LAWS CONCERNING OR RELATING TO THE PRESENTLY OR PREVIOUSLY-OWNED OR OPERATED PROPERTIES, OR THE OPERATIONS OR BUSINESS, OF ANY GUARANTOR OR ANY SUBSIDIARY OF ANY GUARANTOR, AND EACH GUARANTOR SHALL REIMBURSE EACH FINANCIAL INSTITUTION, AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, UPON DEMAND, FOR ANY REASONABLE OUT-OF-POCKET EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE LEGAL FEES) INCURRED IN CONNECTION WITH ANY SUCH INVESTIGATION, LITIGATION OR OTHER PROCEEDING; AND SUCH INDEMNIFICATION AND REIMBURSEMENT OBLIGATIONS EXPRESSLY INCLUDE ANY SUCH LOSSES, LIABILITIES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, DISBURSEMENTS, CLAIMS, DAMAGES, OR EXPENSES INCURRED BY REASON OF THE NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE) OF THE PERSON BEING INDEMNIFIED, BUT EXCLUDE ANY SUCH LOSSES, LIABILITIES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, DISBURSEMENTS, CLAIMS, DAMAGES OR EXPENSES INCURRED BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED.

The Administrative Agent shall have the absolute right to make demands, file suits and claims, engage in other proceedings and exercise any other rights or remedies available to it to collect amounts owed to it pursuant to the terms of the indemnities set forth in this Guaranty, and the Administrative Agent shall not need the consent of any other Financial Institution or Person whatsoever to do so.

4.03 Modifications and Amendment to the Loan Documents. The parties to the Loan Documents shall have the right to amend or modify the Loan Documents without affecting the rights provided for in this Guaranty.

Section 5. Representations, Warranties and Covenants. The representations, warranties and covenants that are made by the Borrower under the Loan Documents and pertain to any Guarantor are hereby deemed made by such Guarantor and incorporated into this Guaranty each as though set forth in its entirety herein. Each Guarantor hereby represents and warrants to the Financial Institutions that such representations and warranties, to the extent they pertain to such Guarantor, are correct in all material respects. Each Guarantor hereby agrees to comply with all such covenants that pertain to such Guarantor.

Section 6. Miscellaneous.

6.01 Amendments; Waivers. Any amendment or waiver to this Guaranty or any provision hereof shall only be effective to the extent such amendment or waiver (a) is in writing and (b) is executed

Exhibit B – Page-4

by the Administrative Agent, the Guarantors and the other Persons that would be required to execute a like amendment of the Credit Agreement. Furthermore, all amendments and waivers to this Guaranty will be subject to the limitations and restrictions applicable to amendments and waivers of the Credit Agreement.

6.02 Notices. All notices and other communications to any Guarantor shall be delivered to the address set forth beneath its signature on the signature page hereto, or to such other address as shall be designated by such Guarantor by written notice to the Administrative Agent. All notices and other communications provided for under this Guaranty shall be in writing (including telecopy communication), shall be mailed, telecopied, or delivered, and shall, when mailed or telecopied, be effective when received in the mail or sent by telecopier.

6.03 No Waiver; Remedies. No failure on the part of any Financial Institution to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

6.04 Right of Set-Off. Upon the occurrence and during the continuance of an Event of Default, each of the Financial Institutions is hereby authorized at any time, to the fullest extent permitted by law, to set off and apply any deposits (general or special, time or demand, provisional or final) and other indebtedness at any time owing by such Financial Institution, as the case may be, to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not such Financial Institution, as the case may be, shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. Each Financial Institution agrees promptly to notify such Guarantor after any such set-off and application made by such Financial Institution, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Financial Institutions under this Section 6.04 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Financial Institutions may have.

6.05 Continuing Guaranty; Assignments under Loan Documents. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the indefeasible payment in full and termination of all Guaranteed Obligations and the termination of all Letters of Credit, all Letter of Credit Commitments and all Commitments, (b) be binding upon Guarantor and its respective successors and assigns, (c) inure to the benefit of, and be enforceable by, each of the Financial Institutions and their respective successors, transferees and permitted assigns, and (d) not be terminated by any Guarantor or any other Person. Without limiting the generality of the foregoing clause (c), any Financial Institution may assign or otherwise transfer all or any portion of its rights and obligations under this Guaranty and the assignee shall thereupon become vested with all the benefits in respect thereof granted to such Financial Institution herein or otherwise, provided that such assignment shall be subject to the limitations on assignments set forth in the Credit Agreement. Upon the indefeasible payment in full and termination of the Guaranteed Obligations and the termination of all Letters of Credit, all Letter of Credit Commitments and all Commitments, this Guaranty and each guaranty granted hereby shall terminate. This Guaranty is not assignable by any Guarantor without the written consent of the Administrative Agent.

6.06 Governing Law; Submission to Jurisdiction; Damages; Suits and Claims.

(a) This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, except to the extent provided in Section 6.06(b) hereof and to the extent that the federal laws of the United States of America may otherwise apply.

Exhibit B – Page-5

(b) Notwithstanding anything in Section 6.06(a) hereof to the contrary, nothing in this Guaranty shall be deemed to constitute a waiver of any rights which any of the Financial Institutions may have under the National Bank Act or other federal law, including without limitation the right to charge interest at the rate permitted by the laws of the State where any applicable Financial Institution is located.

(c) ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE FINANCIAL INSTITUTIONS OR ANY GUARANTOR IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES TO SUCH GUARANTOR CONTEMPLATED BY SECTION 6.02 HEREOF. EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY AND THE LOAN DOCUMENTS. EACH OF THE GUARANTORS AND THE FINANCIAL INSTITUTIONS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 6.06 ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES; PROVIDED THAT NOTHING HEREIN SHALL CONSTITUTE A WAIVER BY ANY FINANCIAL INSTITUTION OF THE RIGHT TO RECEIVE FULL PAYMENT OF THE GUARANTEED OBLIGATIONS.

(d) THE GUARANTORS AND THE FINANCIAL INSTITUTIONS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(e) The provisions set forth in this Guaranty shall only be enforceable by the Financial Institutions and their respective successors and permitted assigns, and no other Person shall have the right to bring any claim or cause of action based on this Guaranty.

6.07 Survival. All agreements, statements, representations and warranties made by any Guarantor herein or in any certificate or other instrument delivered by any Guarantor or on the behalf of any

Exhibit B – Page-6

Guarantor shall be considered to have been relied upon by the Financial Institutions and shall survive the execution and delivery of this Guaranty and the other Loan Documents regardless of any investigation made by any Financial Institution or on its behalf.

6.08 Headings Descriptive. The headings of the various articles, sections and paragraphs of this Guaranty are for convenience of reference only, do not constitute a part hereof and shall not affect the meaning or construction of any provision hereof.

6.09 Severability. In the event any one or more of the provisions contained in this Guaranty should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

6.10 Joint and Several. Each obligation of each Guarantor hereunder is joint and several.

Each Guarantor has caused this Guaranty to be duly executed as of the date first above written.

By:
Name:
Title:

Address for Notices:

Exhibit B – Page-7

EXHIBIT C

FORM OF SWING LINE LOAN NOTICE

Date:                     ,

To:	Citibank, N.A., as Swing Line Lender

Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of August 30, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among BJ Services Company, a Delaware corporation (the “Borrower”), the Lenders and L/C Issuers from time to time party thereto, and Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the proviso to the first sentence of Section 2.04(a) of the Agreement.

BJ SERVICES COMPANY

By:
Name:
Title:

Exhibit C – Page-1

EXHIBIT D-1

FORM OF REVOLVING LOAN NOTE

$	, 2007

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of                                          (the “Lender”), on the Maturity Date (as defined in the Amended and Restated Credit Agreement referred to below) for the Lender the principal amount of                                          Dollars ($            ), or such lesser principal amount of Revolving Loans (as defined in such Amended and Restated Credit Agreement) due and payable by the Borrower to the Lender on such Maturity Date under that certain Amended and Restated Credit Agreement, dated as of August 30, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders and L/C Issuers from time to time party thereto, and Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. Subject to Section 10.09 of the Agreement, if any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Revolving Loan Notes referred to in the Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note, except to the extent otherwise expressly provided in the Agreement or in any other Loan Document.

Exhibit D-1 – Page-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

BJ SERVICES COMPANY

By:
Name:
Title:

Exhibit D-1 – Page-2

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit D-1 – Page-3

EXHIBIT D-2

FORM OF SWING LINE NOTE

$	, 2007

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of                                          (“Swing Line Lender”), on the date when due in accordance with the Amended and Restated Credit Agreement referred to below, the aggregate principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of August 30, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders and L/C Issuers from time to time party thereto, and Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.

All payments of principal and interest shall be made to the Swing Line Lender in Dollars in immediately available funds at its Lending Office.

Subject to Section 10.09, if any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is the Swing Line Note referred to in the Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by Swing Line Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note, except to the extent otherwise expressly provided in the Agreement or in any other Loan Document.

Exhibit D-2 – Page-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

BJ SERVICES COMPANY

By:
Name:
Title:

Exhibit D-2 – Page 2

SWING LINE LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit D-2 – Page 3

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To: Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of August 30, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among BJ Services Company, a Delaware corporation (the “Borrower”), the Lenders and L/C Issuers from time to time party thereto, and Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the addition of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining the information necessary to execute and deliver this Certificate, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, no Default or Event of Default existed under the Agreement]

Exhibit E – Page 1

—or—

[the following covenants have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,         .

BJ SERVICES COMPANY

By:
Name:
Title:

Exhibit E – Page 2

SCHEDULE 1

[Financial Statements]

Schedule 1 – Page 1

For the Quarter/Year ended                              (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	Section 7.08 – Capitalization Ratio

A. Consolidated Funded Indebtedness

	1. Outstanding Principal of Borrowed Money	$

	2. Capital leases as shown on balance sheet	$

	3. Redeemable Preferred Stock	$

	4. Guaranty Obligations with regard to 1 through 3	$

	5. Consolidated Funded Indebtedness (Lines I.A.1 + 2 + 3 + 4)	$

B. Consolidated Total Capitalization

	1. Shareholders Equity	$

	2. Consolidated Funded Indebtedness (I.A.5 above)	$

	3. Less: Redeemable Preferred stock (I.A.3 above)	$

	4. Consolidated Total Capitalization (I.B.1 + 2 – 3)	$

	C. Capitalization Ratio (I.A.5 ÷ I.B.4)	to 1.00

Maximum allowed:		0.60:1.00

II.	Debt Ratings

A. Moody’s rating

B. S&P rating

Schedule 2 – Page 1

EXHIBIT F

ASSIGNMENT AND ACCEPTANCE AGREEMENT

Reference is made to the Amended and Restated Credit Agreement dated as of August 30, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) among BJ Services Company, a Delaware corporation (the “Borrower”), the Lenders and L/C Issuers party thereto and Citibank, N.A., as Administrative Agent.

Each “Assignor” referred to on Schedule 1 hereto (each, an “Assignor”) and each “Assignee” referred to on Schedule 1 hereto (each, an “Assignee”) agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

1. Such Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement as specified on Schedule 1 hereto. After giving effect to such sale and assignment, such Assignee’s Commitment and the amount of the Advances owing to such Assignee will be as set forth on Schedule 1 hereto.

2. Such Assignor (i) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person or the performance or observance by the Borrower or any other Person of any of its respective obligations under any Loan Document or any other instrument or document furnished pursuant thereto or in connection therewith and (iv) attaches the Note or Notes held by such Assignor and requests that the Agent exchange such Note or Notes for a new Note or Notes in accordance with the Credit Agreement

3. Such Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.05 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor, any other Lender or any L/C Issuer and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

Exhibit F – Page 1

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) such Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) such Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations under the Loan Documents to the extent any claim thereunder relates to an event arising on or prior to the Effective Date) and, if this Assignment and Acceptance covers all of the remaining portion of the rights and obligations of such Assignor under the Credit Agreement, such Assignor shall cease to be a party thereto.

6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to such Assignee. Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by facsimile shall be effective as delivery of an original executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Exhibit F – Page 2

SCHEDULE 1

TO

ASSIGNMENT AND ACCEPTANCE

ASSIGNORS:
Revolving Credit Facility
Percentage interest assigned		%		%		%		%		%
Revolving Credit Commitment assigned	$		$		$		$		$
Aggregate outstanding principal amount of Revolving Credit Advances assigned	$		$		$		$		$
Principal amount of Note payable to Assignor	$		$		$		$		$
Pro Rata Share following assignment		%		%		%		%		%
Letter of Credit Commitment
Letter of Credit Commitment assigned	$		$		$		$		$
Letter of Credit Commitment retained	$		$		$		$		$

ASSIGNEES:
Revolving Credit Facility
Percentage interest assumed		%		%		%		%		%
Revolving Credit Commitment assumed	$		$		$		$		$
Aggregate outstanding principal amount of Revolving Credit Advances assumed	$		$		$		$		$
Principal amount of Note payable to Assignee	$		$		$		$		$
Pro Rata Share following assignment		%		%		%		%		%
Letter of Credit Commitment
Letter of Credit Commitment assumed	$		$		$		$		$
Letter of Credit Commitment (total; assumed plus existing, if any)	$		$		$		$		$

Effective Date (if other than date of acceptance by Agent):

7                         ,

Annex 1 – Page 1

Assignors

, as Assignor
[Type or print legal name of Assignor]

By
Title:
Dated: ,

, as Assignor
[Type or print legal name of Assignor]

By
Title:
Dated: ,

, as Assignor
[Type or print legal name of Assignor]

By
Title:
Dated: ,

[7]	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent.

Annex 1 – Page 2

, as Assignor
[Type or print legal name of Assignor]

By
Title:
Dated: ,

, as Assignor
[Type or print legal name of Assignor]

By
Title:
Dated: ,

Assignees

, as Assignee
[Type or print legal name of Assignee]

By
Title:
Dated: ,

Lending Office(s):

, as Assignee
[Type or print legal name of Assignee]

By
Title:
Dated: ,

Lending Office(s):

, as Assignee
[Type or print legal name of Assignee]

By
Title:
Dated: ,

Annex 1 – Page 3

Lending Office(s):

, as Assignee
[Type or print legal name of Assignee]

By
Title:
Dated: ,

Lending Office(s):

, as Assignee
[Type or print legal name of Assignee]

By
Title:
Dated: ,

Lending Office(s):

Accepted [and Approved] this Day of ,

CITIBANK, N.A., as Administrative Agent

By
Title:

[Approved this day
of ,

[Approved this day of ,

[EACH L/C ISSUER]

By
Title:]

[Approved this day of ,

BJ SERVICES COMPANY

By
Title:]

Annex 1 – Page 4

EXHIBIT G

RESERVED

EXHIBIT H-1

FORM OF OPINION OF

ANDREWS KURTH LLP

Exhibit H-1

AK DRAFT

20 AUGUST 007

SUBJECT TO REVIEW AND APPROVAL OF AK OPINION COMMITTEE

[                        ], 2007

The Lenders and L/C Issuers Listed in Schedule 1 Attached Hereto;

Bank of America, N.A., as Syndication Agent and L/C Issuer,

The Royal Bank of Scotland, plc, JPMorgan Chase

Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd.,

as Co-Documentation Agents and Citibank, N.A., as

Administrative Agent, Swing Line Lender

and L/C Issuer

Ladies and Gentlemen:

We have acted as special counsel to BJ Services Company, a Delaware corporation (the “Company”), in connection with the negotiation, preparation, execution, and delivery of that certain Amended and Restated Credit Agreement, dated as of [                        ], 2007 (the “Credit Agreement”), among the Company, as Borrower; the Lenders and L/C Issuers signatory thereto (which Lenders and L/C Issuers are listed in Schedule 1 attached hereto); Bank of America, N.A., as an L/C Issuer and Syndication Agent; The Royal Bank of Scotland, plc, JPMorgan Chase Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Co-Documentation Agents, Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and an L/C Issuer. Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Credit Agreement. As used herein, the term “Credit Documents” means the Credit Agreement and the Notes listed on Schedule 2 attached hereto. This opinion is furnished to you pursuant to Section 4.01(a)(vii) of the Credit Agreement and at the instruction of the Company.

For purposes of this opinion, we have examined the Credit Agreement and originals or copies of such (i) documents and records of the Company, (ii) certificates of officers or other appropriate representatives of the Company and of public officials and (iii) such other documents and records as are in our judgment necessary or appropriate as a basis for our opinions expressed below and, with your permission, have relied as to factual matters upon, but have not independently verified, the accuracy and completeness of, the statements and representations and warranties contained in the Credit Agreement, such certificates of the Company and public officials and all other documents, certificates and records examined by us.

In rendering the opinions herein set forth, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity with the authentic originals of all documents submitted to us as certified or photostatic copies thereof, (iii) the genuineness of all signatures, (iv) the legal capacity of all natural persons, (v) the due authorization and valid existence in good standing under the laws of their respective jurisdictions of organization of all parties to each of the documents referred to herein (other than the Company), and such parties’ (other than the Company’s) having all requisite power and authority to execute, deliver, and perform their respective obligations under all such documents to which they are, respectively, parties, (vi) the due authorization, execution, and delivery of all documents referred to herein by the parties thereto (other than the Company), (vii) the due authority of all persons executing such documents (except person(s) executing such documents on behalf of the Company), (viii) that each of said documents (including, without limitation, the Credit Agreement) is valid, binding and enforceable

Exhibit H-1 – Page 1

against the parties thereto (other than the Company), (ix) that the execution and delivery of all documents referred to herein, and the performance of the obligations thereunder, by the parties thereto (other than the Company to the extent that we otherwise expressly opine below) will not result in any violation, breach or default of, or under, any constituent documents of, or agreement or instrument binding upon, any such parties or any violation of any law, rule, regulation, order or decree binding upon any such parties and (x) that the performance by the Company of its obligations under the Credit Documents would not be illegal under the laws of any state (excluding the State of New York) in which any such performance is to occur.

Based on and subject to the foregoing, and subject to the further assumptions, qualifications, exceptions and limitations set forth herein, it is our opinion that:

The Company is a corporation validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and is in good standing as a foreign corporation in the State of Texas.

The Company has the requisite corporate power and authority to own its assets and conduct its business as described in the Company’s most recent Form 10-K on file with the Securities and Exchange Commission and to execute and deliver the Credit Documents and perform its obligations thereunder.

The execution, delivery and performance by the Company of the Credit Documents has been duly authorized by all necessary corporate action on the part of the Company, and the Credit Documents have been duly executed and delivered by the Company.The execution and delivery by the Company of the Credit Documents do not (i) breach or constitute a default under the Company’s certificate of incorporation or bylaws, or (ii) to our knowledge, violate the Delaware General Corporation Law (the “Delaware Act”) or those laws of the State of New York or of the United States of America which, based upon our experience, are applicable to transactions of the character provided for in the Credit Documents (such laws of the State of New York and of the United States of America described in this clause (ii), collectively, the “Applicable Laws”).

To our knowledge, no material consent, approval, exemption, waiver, license, or authorization or other action by, or filing with, any “Governmental Authority” (hereinafter defined) of (i) the United States of America or of the State of New York pursuant to any Applicable Laws or (ii) of the State of Delaware pursuant to the Delaware Act is required for the validity of the execution and delivery by, and enforceability against, the Company of the Credit Documents. As used in this paragraph no. 5, the term “Governmental Authority” means any executive, legislative, administrative or regulatory body having jurisdiction over the Company.

Each of the Credit Documents is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms under the laws of the State of New York.

The use of the proceeds of the Credit Extensions in accordance with Sections 6.10 and 7.06 of the Credit Agreement will not violate Regulation U of the Board of Governors of the Federal Reserve System.

The courts of the States of Texas and New York and a Federal court sitting in the State of Texas or New York and applying, as applicable, the laws of the State of Texas or New York in respect of the choice of law provisions of the Credit Documents, in a properly argued and presented case, should give effect to the provision contained in the Credit Documents which provide that such documents shall be governed by, and construed in accordance with, the laws of the State of New York. In rendering this opinion, we are relying solely upon our reading of New York General Obligations Law §5-1401 (“§5-1401”) and upon our reading of Section 35.51 of the Texas Business and Commerce Code (“§35.51”). In connection with the foregoing opinion, we call your attention to the fact that we are not aware of any interpretative case rulings in regard to §35.51. We also call your attention to the decision of the United

Exhibit H-1 – Page 2

States District Court for the Southern District of New York in Lehman Brothers Commercial Corp. v. Minmetals Int’l Non-Ferrous Metals Trading Co., 179 F. Supp.2d 118 (S.D.N.Y. 2000), which, among other things, contains dictum relating to possible constitutional limitations upon §5-1401, in both domestic and international transactions. We express no opinion as to any such limitations or their effect, if any, upon any opinion herein expressed.

To our knowledge, the Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

The opinions set forth above are subject to the following assumptions, qualifications, limitations and exceptions:

The opinions set forth in paragraph no. 1 above are based solely on the representations and warranties set forth in Section 5.01 of the Credit Agreement and our review of certificates issued on [                            ] by public officials of the jurisdictions referred to in such paragraphs.

Our opinions set forth in paragraphs nos. 6 and 8 above are limited by:

applicable bankruptcy, liquidation, conservatorship, reorganization, fraudulent conveyance, arrangement, insolvency, moratorium and other laws of general application relating to or affecting creditors’ rights generally (including court decisions interpreting such laws) as at the time in effect;

general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law), the course of dealings between the parties and the applicable usage of trade;

the availability of equitable remedies, including, without limitation, specific performance and injunctive relief, being subject to the discretion of the court before which any proceedings therefor may be brought;

possible limitations upon the exercise of remedial or procedural provisions; and

possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

In rendering the opinion set forth in paragraph no. 8 above with respect to §35.51, we have, with your permission, assumed that a Lender identified in Schedule 1 hereto (i) is a resident of New York or (ii) has its place of business or, if such Lender has more than one place of business, its chief executive office or an office from which it conducted a substantial part of the negotiations relating to the Credit Agreement, in New York. Further, we express no opinion with respect to choice of law in any action, suit, or proceeding in any forum other than the courts of the State of New York or of the State of Texas or the courts of United States sitting in New York or Texas.

No opinion is expressed herein with respect to the validity, binding effect, or enforceability of (i) any indemnification or exculpation provisions (A) in violation of public policy, (B) to the extent precluded by federal or state securities laws or (C) purporting to indemnify or exculpate any Person from the consequences of its own negligence or strict liability; (ii) any provisions relating to severability, subrogation rights (or the waiver thereof), liquidated damages (including, without limitation, Section 3.05(a) of the Credit Agreement as it purports to apply in the event of acceleration), penalties, setoff rights greater than those available under applicable common law (including without limitation, in respect of obligations which have not matured), the availability of specific performance or ratification of future acts; (iii) any provisions which purport to restrict access to courts or to legal or equitable remedies, which relate to submission to jurisdiction or venue of courts (including, without limitation, waivers of forum non conveniens), which constitute consent judgments, or which purport to establish evidentiary standards or

Exhibit H-1 – Page 3

certain determinations as conclusive or as conclusive absent manifest error or similar determinations; (iv) any waivers of remedies, defenses, trial by jury or other benefits bestowed by law or rights to notice; (v) any provisions which purport to limit the liability of any person or which relate to the delay or omission of enforcement of rights or remedies; (vi) any provisions which purport to preserve and maintain the validity of any obligation despite such obligation’s being unenforceable such as, for example, Section 2.03(e) of the Credit Agreement; (vii) any agreement to agree; (viii) appointments of designees, appointees or agents or powers of attorney; (ix) any provisions which purport to require that all amendments and waivers be in writing; (x) any provisions which purport to establish subject matter jurisdiction or (xi) any provision set forth in the Credit Documents that purports to set forth obligations of any party by reference to, and/or incorporation of, any provision of any other agreement, instrument, code, rule or regulation, or that consists of or employs provisions (whether operative or definitional) contained in any such other agreement, instrument, code, rule or regulation.

We express no opinion as to the enforceability of the Credit Documents in the event the Administrative Agent or any of the Lenders fail to act in good faith and in a commercially reasonable manner. Further, the interpretation and enforceability of the Credit Documents or any provision thereof are also subject to the course of dealings between the parties and the applicable usage of trade. In this regard and without limiting the generality of the foregoing, you are advised that pursuant to Section 1-205 of the Uniform Commercial Code of the State of New York (the “New York UCC”), terms of an agreement covered thereby are to be interpreted in consideration of commercial practices and other surrounding circumstances, including a course of dealing between parties and usage of trade.

We express no opinion as to the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose for the loan or use of money or other credit.

We express no opinion herein with respect to any environmental laws or regulations or any other environmental matters.

We express no opinion as to the effect on the validity, binding effect, or enforceability of the Credit Documents of federal and state laws in respect of fraudulent transfers, conveyances or obligations or similar transactions, including, without limitation, Section 548 of the United States Bankruptcy Code or Article 10 of the New York Debtor and Creditor Law.

We express no opinion as to subsections 10.06(d) and 10.06(e) of the Credit Agreement or any other provisions of the Credit Documents which purport to establish privity of contract.

We express no opinion as to any provisions of the Credit Documents which purport to impose liability on the Company, or to relieve the Administrative Agent, any L/C Issuer or the Lenders from liability, if such L/C Issuer acts in non-conformity with the requirements of any Letter of Credit or which are otherwise inconsistent with any provision of Article V of the New York UCC, which provisions may not be varied by agreement under applicable law, whether at law or in equity. Also in regard to Letters of Credit, we express no opinion as to subsection 2.03(h) of the Credit Agreement to the extent that the provisions of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or any later version thereof) or the rules of the Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce conflict with Article 5 of the New York UCC (or other law applicable to any Letter of Credit).

In rendering the opinion set forth in paragraph no. 7 above, we have, with your permission (i) relied, without independent verification, on the fact (of which we have been advised by the Company) that all the indebtedness respectively governed by the “Prior Credit Agreements” (hereinafter defined) was fully and finally paid prior to the Closing Date and the execution and delivery of the Credit Agreement and the establishment of the credit pursuant thereto such that the indebtedness respectively

Exhibit H-1 – Page 4

governed by the Prior Credit Agreements is not being renewed or extended by the indebtedness governed by the Credit Agreement; (ii) assumed (A) that the Lenders, in good faith, have not relied, and in the case of Lenders which become party to the Credit Agreement after the date hereof, will not rely, upon “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) as collateral in extending or maintaining the credit established and/or evidenced by the Credit Agreement or the other Loan Documents; (B) that each of such Lenders has obtained, or in the case of Lenders which become party to the Credit Agreement after the date hereof, will obtain, current financial statements of the Company; (C) that each such Lender has determined, or in the case of Lenders which become party to the Credit Agreement after the date hereof, will determine, that such financial statements support such credit and (D) that, accordingly, the negative pledge contained in the Credit Agreement is a “routine” covenant. As used herein the term “Prior Credit Agreements” shall mean (i) that certain Credit Agreement dated as of June 11, 2004 with Bank of America as Administrative Agent, Swing Line Lender and L/C Issuer, The Bank of New York and Citibank, N.A. as Co-Syndication Agents, The Royal Bank of Scotland plc and Bank One, N.A. as Co-Documentation Agents and the lenders from time to me party thereto; (ii) that certain Second Amended and Restated 364-Day Credit Agreement dated as of June 19, 2003 with Bank of America, N.A. (acting therein individually and as Administrative Agent), The Bank of New York and the Bank of Tokyo-Mitsubishi, Ltd. (each acting therein individually and as a Co-Syndication Agent), The Royal Bank of Scotland plc and Bank One, N.A. (each acting therein individually and as a Co-Documentation Agent), Citibank, N.A., Suntrust Bank and Den Norske Bank ASA (each acting therein individually and as a Co-Agent) and the financial institutions from time to time party thereto; and (iii) that certain Credit Agreement dated as of June 27, 2001 with Bank of America, N.A. (acting therein individually and as Administrative Agent, Swing Line Lender, and Letter of Credit Issuer), The Bank of New York and Royal Bank of Canada (each acting therein individually and as a Co-Syndication Agent), The Royal Bank of Scotland plc and Bank One, N.A. (each acting therein individually and as a Co-Documentation Agent); and the financial institutions from time to time party thereto, as amended pursuant to that certain Amendment No. 1 to Credit Agreement, dated as of December 31, 2002, and that certain Amendment No. 2 to Credit Agreement, dated as of June 19, 2003.

This opinion is furnished as of its date solely for the addressees hereof and the other Lenders and L/C Issuers from time to time party to the Credit Agreement in accordance with the terms thereof in connection with the Credit Agreement and may not be relied upon by any other Person or by any Person in any other context without our express prior written consent. The opinions expressed herein are as of the date hereof only, and we assume no obligation, and expressly disclaim any obligation, to update or supplement such opinions to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or become effective. This opinion is limited to (i) the laws and regulations of the United States of America specifically referred to in paragraph nos. 7 and 9 of this opinion, (ii) the Applicable Laws, (iii) as to the opinions expressed above in the first sentence of paragraph no. 1, paragraph nos. 2 and 3, the first part of clause (ii) of paragraph 4 and paragraph no. 5 to the extent therein expressed, the Delaware Act and (iv) as to the opinion expressed above in paragraph no. 8, §35.51. This opinion may not be quoted or in any way published or provided to any person, in whole or in part, without our express prior written consent. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.

Very truly yours,

Exhibit H-1 – Page 5

SCHEDULE 1

LIST OF LENDERS AND L/C ISSUERS

Lenders:

Bank of America, N.A.

Citibank, N.A.

[Add Others]

L/C Issuers:

Bank of America, N.A.

Citibank, N.A.

[Add Others]

Exhibit H-1 – Page 6

SCHEDULE 2

[LIST NOTES OF VARIOUS LENDERS]

Exhibit H-1 – Page 7

EXHIBIT H-2

FORM OF OPINION OF

INTERNAL COUNSEL OF BORROWER

Exhibit H-2

[BJ Services Company Letterhead]

Please Reply:
Margaret Barrett Shannon
Vice President-General Counsel and Secretary

[                        ], 2007

To the Lenders Listed and L/C Issuers in Schedule 1 Attached

Hereto; Bank of America, as L/C Issuer and Syndication Agent;

The Royal Bank of Scotland PLC, JPMorgan Chase Bank, N.A

and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as Co-Documentation

Agents and Citibank, N.A., as Administrative Agent, Swing Line

Lender and L/C Issuer

Ladies and Gentlemen:

I am the Vice President-General Counsel and Secretary of BJ Services Company, a Delaware corporation (the “Company”), and in such capacity, I have caused to be reviewed and am familiar with (i) that certain Amended and Restated Credit Agreement dated as of even date with this opinion letter (the “Credit Agreement”) among the Company, the lenders and letter of credit issuers signatories thereto (which lenders and letter of credit issuers are listed in Schedule 1 attached hereto), Bank of America, N.A., as an L/C Issuer and Syndication Agent, The Royal Bank of Scotland plc, JPMorgan Chase Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as Co-Documentation Agents, and Citibank, N.A. as Administrative Agent, Swing Line Lender and an L/C Issuer in respect of a revolving loan credit facility (with a sub limit for swing line loans) in an initial maximum aggregate amount at any one time outstanding not to exceed US$400,000,000 and with a maturity date of five years after the Closing Date subject to modification as set forth in the Credit Agreement, and (ii) the instruments and documents related to the Credit Agreement and listed in Schedule 2 attached hereto (collectively and together with the Credit Agreement, the “Principal Loan Documents”). Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement. This opinion is furnished to you pursuant to Section 4.01(a)(viii) of the Credit Agreement.

For purposes of this opinion, I have caused to be examined each of the Principal Loan Documents and the “Specified Contracts” (hereinafter defined). I have also reviewed or caused to be reviewed originals or copies of such documents, records and certificates of the Company as are in my judgment necessary or appropriate as a basis for the opinion expressed below.

In rendering the opinion herein set forth, I have assumed (i) the authenticity of all documents submitted to me as originals, (ii) the conformity with the originals of all documents submitted to me as certified or photostatic copies thereof and (iii) the authenticity of the originals of such latter documents.

Exhibit H-2 – Page 1

Based on the foregoing and subject to the assumptions, qualifications, exceptions and limitations set forth herein, it is my opinion that the execution and delivery by the Company of the Principal Loan Documents do not (i) breach or constitute a default under (a) any decree, injunction, order, writ, or other action of any Governmental Authority applicable to it or its assets and known to me or (b) any of the documents, contracts or agreements listed in Schedule 3 hereto (collectively, the “Specified Contracts”) or (ii) result in or require the creation of any Lien under any of the Specified Contracts upon or with respect to any of its or its Subsidiaries’ assets.

This opinion is furnished solely for the addressees hereof and the other Lenders and L/C Issuers from time to time party to the Credit Agreement in accordance with the terms thereof in connection with the Credit Agreement and may not be relied upon by any other Person, or by any such Person in any other context, without my express prior written consent. The opinion expressed herein is as of the date hereof only, and I assume no obligation, and expressly disclaim any obligation, to update or supplement such opinion to reflect any fact or circumstance that may hereafter come to my attention or any change in law that may hereafter occur or become effective. I am licensed to practice law only in the state of Texas and, accordingly, this opinion is limited to the laws of the State of Texas. This opinion may not be quoted or in any way published or provided to any Person, in whole or in part, without my express prior written consent. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.

Very truly yours,

Exhibit H-2 – Page 2

SCHEDULE 1

LIST OF LENDERS AND L/C ISSUERS

Lenders:

Citibank, N.A

Bank of America, N.A.

[Add Others]

L/C Issuers:

Citibank, N.A

Bank of America, N.A.

[Add Others]

Exhibit H-2 – Page 3

SCHEDULE 2

OTHER LOAN DOCUMENTS.

[Revolving Notes to Various Lenders to be Added.]

Exhibit H-2 – Page 4

SCHEDULE 3

SPECIFIED CONTRACTS

[To Be Added]

Exhibit H-2 – Page 5

EXHIBIT I

DOCUMENTS TO BE DELIVERED BY FINANCE SUBSIDIARY

1.	Finance Subsidiary Guaranty;

2.	Such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers as the Administrative Agent may reasonably require to establish the identities of and verify the authority and capacity of each officer authorized to execute and deliver the Finance Subsidiary Guaranty;

3.	Such evidence as the Administrative Agent may reasonably require to verify that the relevant Subsidiary is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of its Organization Documents, certificates of good standing and/or qualification to engage in business and tax clearance certificates;

4.	An opinion of special New York counsel to Guarantor, substantially in the form of Annex I; and

5.	An opinion of internal counsel of Guarantor, substantially in the form of Annex II.

EXHIBIT I – Page 1

Annex I to Exhibit I

Form of Opinion of Special New York Counsel to Guarantor

AK PRELIMINARY DRAFT

27 AUGUST 07

FOR DISCUSSION PURPOSES ONLY

SUBJECT TO REVIEW AND APPROVAL OF AK OPINION COMMITTEE

[                                ]

Citibank, N.A. as Administrative Agent for its benefit and

for the benefit of the Financial Institutions Listed in Schedule I hereto

Ladies and Gentlemen:

We have acted as special counsel to [                                         ], a [                                        ] (the “Guarantor”), in connection with the negotiation, preparation, execution, and delivery pursuant to Section 6.11 of the “Amended and Restated Credit Agreement” (hereinafter defined), of that certain Guaranty dated as of [                                        ] (the “Guaranty”) made by the Guarantor in favor of Citibank, N.A., a __________, for its benefit and for the ratable benefit of the Financial Institutions Listed in Schedule I hereto. Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Amended and Restated Credit Agreement or the Guaranty, as applicable. This opinion is furnished to you pursuant to Section 6.11 of the Amended and Restated Credit Agreement and at the instruction of the Guarantor.

For purposes of this opinion, we have examined the Guaranty and originals or copies of such (i) documents and records of the Guarantor, (ii) certificates of officers or other appropriate representatives of the Guarantor and of public officials, and (iii) such other documents and records as are in our judgment necessary or appropriate as a basis for our opinions expressed below and, with your permission, have relied as to factual matters upon, but have not independently verified, the accuracy and completeness of, the statements and representations and warranties contained in the Guaranty, such certificates of officers or other appropriate representative of the Guarantor and of public officials and all other documents, certificates and records examined by us.

In rendering the opinions herein set forth, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity with the authentic originals of all documents submitted to us as certified or photostatic copies thereof, (iii) the genuineness of all signatures, (iv) the legal capacity of all natural persons, (v) the due authorization and valid existence in good standing under the laws of their respective jurisdictions of organization of all parties to each of the documents referred to herein (other than the Guarantor), and such parties’ (other than the Guarantor’s) having all requisite power and authority to execute, deliver, and perform their respective obligations under all such documents to which they are, respectively, parties, (vi) the due authorization, execution, and delivery of all documents referred to herein by the parties thereto (other than the Guarantor), (vii) the due authority of all persons executing

Annex I – Page 1

such documents (except person(s) executing such documents on behalf of the Guarantor), (viii) that each of said documents (including, without limitation, the Guaranty) is valid, binding and enforceable against the parties thereto (other than the Guarantor), (ix) that the execution and delivery of all documents referred to herein, and the performance of the obligations thereunder, by the parties thereto (other than the Guarantor to the extent that we otherwise expressly opine below) will not result in any violation, breach or default of, or under, any constituent documents of, or agreement or instrument binding upon, any such parties or any violation of any law, rule, regulation, order or decree binding upon any such parties, and (x) that the performance by the Guarantor of its obligations under the Guaranty would not be illegal under the laws of any state (excluding the State of New York) in which any such performance is to occur.

Based on and subject to the foregoing, and subject to the further assumptions, qualifications, exceptions and limitations set forth herein, it is our opinion that:

1. Guarantor is a [                                        ] validly existing and in good standing under the laws of the State of [                                         ]. [Add if applicable: The Guarantor is duly qualified to do business and is in good standing as a foreign [                                        ] in the State of Texas.]

2. Guarantor has the requisite [Add as applicable: corporate, limited liability company, partnership, etc.] power and authority to own its assets and conduct its business as the same has been described to us in a certificate of an officer of the Guarantor and to execute and deliver the Guaranty and perform its obligations thereunder.

3. The execution, delivery and performance by Guarantor of the Guaranty has been duly authorized by all necessary [Add as applicable: corporate, limited liability, partnership, etc.] action on the part of Guarantor, and the Guaranty has been duly executed and delivered by Guarantor.

4. The execution and delivery by Guarantor of the Guaranty does not (i) breach or constitute a default under Guarantor’s [Add: appropriate organizational documents, such as certificate of incorporation or formation or bylaws] or (ii) to our knowledge, violate the [Add: applicable corporation or other business organization law, such as Delaware General Corporation Law (the “Applicable Company Act”)1 or those laws of the State of New York or of the United States of America which, based upon our experience, are applicable to transactions of the character provided for in the Guaranty (such laws of the State of New York and of the United States of America described in this clause (ii), collectively, the “Applicable Laws”).

5. To our knowledge, no material consent, approval, exemption, waiver, license, or authorization or other action by, or filing with, any “Governmental Authority” (hereinafter defined) of (i) the United States of America or of the State of New York pursuant to any Applicable Laws or (ii) of the State of [                                        ] pursuant to the Applicable Company Act is required for the validity of the execution and delivery by, and enforceability against, Guarantor of the Guaranty. As used in this paragraph no. 5, the term “Governmental Authority” means any executive, legislative, administrative or regulatory body having jurisdiction over the Guarantor.

6. The Guaranty is a legal, valid and binding obligation of the Guarantor, enforceable against it, in accordance with its terms under the laws of the State of New York.

[1]

Note that to the extent the Applicable Company Act is not DE, TX, NY, CA or some other jurisdiction on which the Firm can opine, local counsel will be required to provide opinions 2, 3, 4(i), first part of 4(ii) and 5(ii).

Annex I – Page 2

7. The courts of the States of Texas and New York and a Federal court sitting in the State of Texas or New York and applying, as applicable, the laws of the State of Texas or New York in respect of the choice of law provisions of the Guaranty, in a properly argued and presented case, should give effect to the provision contained in the Guaranty which provide that such documents shall be governed by, and construed in accordance with, the laws of the State of New York. In rendering this opinion, we are relying solely upon our reading of New York General Obligations Law §5-1401 (“§5-1401”) and upon our reading of Section 35.51 of the Texas Business and Commerce Code (“§35.51”). In connection with the foregoing opinion, we call your attention to the fact that we are not aware of any interpretative case rulings in regard to §35.51. We also call your attention to the decision of the United States District Court for the Southern District of New York in Lehman Brothers Commercial Corp. v. Minmetals Int’l Non-Ferrous Metals Trading Co., 179 F. Supp.2d 118 (S.D.N.Y. 2000), which, among other things, contains dictum relating to possible constitutional limitations upon §5-1401, in both domestic and international transactions. We express no opinion as to any such limitations or their effect, if any, upon any opinion herein expressed.

The opinions set forth above are subject to the following assumptions, qualifications, limitations and exceptions:

(a) The opinions set forth in paragraph no. 1 above are based solely on the representations and warranties referred to in Section 5 the Guaranty or in certificates delivered by officers of the Guarantor and our review of certificates issued on [                                        ] by public officials of the jurisdictions referred to in such paragraphs.

(b) Our opinions set forth in paragraphs nos. 6 and 7 above are limited by:

(i) applicable bankruptcy, liquidation, conservatorship, reorganization, fraudulent conveyance, arrangement, insolvency, moratorium and other laws of general application relating to or affecting creditors’ rights generally (including court decisions interpreting such laws) as at the time in effect;

(ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law), the course of dealings between the parties and the applicable usage of trade;

(iii) the availability of equitable remedies, including, without limitation, specific performance and injunctive relief, being subject to the discretion of the court before which any proceedings therefor may be brought;

(iv) possible limitations upon the exercise of remedial or procedural provisions; and

(v) possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

(c) In rendering the opinion set forth in paragraph no. 7 above with respect to §35.51, we have, with your permission, assumed that a Financial Institution identified in Schedule 1 hereto (i) is a resident of New York or (ii) has its place of business or, if such Financial Institution has more than one place of business, its chief executive office or an office from which it conducted a substantial part of the negotiations relating to the Guaranty, in New York. Further, we express no opinion with respect to choice of law in any action, suit or proceeding in any forum other than the courts of the State of New York or of the State of Texas or the courts of the United States of America sitting in New York or Texas.

Annex I – Page 3

(d) No opinion is expressed herein with respect to the validity, binding effect, or enforceability of (i) any indemnification or exculpation provisions (A) in violation of public policy, (B) to the extent precluded by federal or state securities laws or (C) purporting to indemnify or exculpate any Person from the consequences of its own negligence or strict liability; (ii) any provisions relating to severability, subrogation rights (or the waiver thereof), liquidated damages or the substantial equivalent thereof (including, without limitation, any purported application thereof in the event of acceleration), penalties, setoff rights greater than those available under applicable common law (including without limitation, in respect of obligations which have not matured), the availability of specific performance or ratification of future acts; (iii) any provisions which purport to restrict access to courts or to legal or equitable remedies, which relate to submission to jurisdiction or venue of courts (including, without limitation, waivers of forum non conveniens), which constitute consent judgments, or which purport to establish evidentiary standards or certain determinations as conclusive or as conclusive absent manifest error or similar determinations; (iv) any waivers of remedies, defenses, trial by jury or other benefits bestowed by law or rights to notice; (v) any provisions which purport to limit the liability of any person or which relate to the delay or omission of enforcement of rights or remedies; (vi) any provisions which purport to preserve and maintain the validity of any obligation despite such obligation’s being unenforceable such as, for example, Section 3 of the Guaranty; (vii) any agreement to agree; (viii) appointments of designees, appointees or agents or powers of attorney; (ix) any provisions which purport to require that all amendments and waivers be in writing; (x) any provisions which purport to establish subject matter jurisdiction or (xi) any provision set forth in the Guaranty that purports to set forth obligations of any party by reference to, and/or incorporation of, any provision of any other agreement, instrument, code, rule or regulation, or that consists of or employs provisions (whether operative or definitional) contained in any such other agreement, instrument, code, rule or regulation.

(e) We express no opinion as to the enforceability of the Guaranty in the event Administrative Agent fails to act in good faith and in a commercially reasonable manner. Further, the interpretation and enforceability of the Guaranty or any provision thereof are also subject to the course of dealings between the parties and the applicable usage of trade. In this regard and without limiting the generality of the foregoing, you are advised that pursuant to Section 1-205 of the Uniform Commercial Code of the State of New York (the “New York UCC”), terms of an agreement covered thereby are to be interpreted in consideration of commercial practices and other surrounding circumstances, including a course of dealing between parties and usage of trade.

(f) We express no opinion as to the effect of the laws of any jurisdiction in which any Financial Institution is located (other than the State of New York) that limit the interest, fees or other charges such Financial Institution may impose for the loan or use of money or other credit.

(g) We express no opinion as to the effect on the validity, binding effect, or enforceability of the Guaranty of federal and state laws in respect of fraudulent transfers, conveyances or obligations or similar transactions, including, without limitation, Section 548 of the United States Bankruptcy Code or Article 10 of the New York Debtor and Creditor Law.

(h) We express no opinion as to any provisions of the Guaranty which purport to establish privity of contract or otherwise to provide Participants with the benefits of the Guaranty.

Annex I – Page 4

This opinion is furnished as of its date solely for the addressees hereof and the other Lenders and L/C Issuers from time to time party to the Credit Agreement in accordance with the terms thereof in connection with the Guaranty and may not be relied upon by any other Person or by any Person in any other context without our express prior written consent. The opinions expressed herein are as of the date hereof only, and we assume no obligation, and expressly disclaim any obligation, to update or supplement such opinions to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or become effective. This opinion is limited to (i) the Applicable Laws, (ii) as to the opinions expressed above in the first sentence of paragraph no. 1, paragraph nos. 2 and 3, the first part of clause (ii) of paragraph no. 4 and paragraph no. 5 to the extent therein expressed, the Applicable Company Act and (iii) as to the opinion expressed above in paragraph no. 7, §35.51. This opinion may not be quoted or in any way published or provided to any person, in whole or in part, without our express prior written consent. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.

Very truly yours,

Annex I – Page 5

SCHEDULE I

LIST OF FINANCIAL INSTITUTIONS

[List all Lenders and L/C Issuers as of the date of opinion]

Annex I – Page 6

Annex II to Exhibit I

Form of Opinion of Internal Counsel of Guarantor

[BJ Services Company Letterhead]

[                                ]

Citibank, N.A. as Administrative Agent for its benefit and

for the benefit of the Financial Institutions Listed in Schedule I

Ladies and Gentlemen:

I am the [General Counsel or other appropriate internal counsel] of BJ Services Company, a Delaware corporation (the “Company”), and in such capacity, I have caused to be reviewed and am familiar with that certain Guaranty dated of even date with this opinion letter (the “Guaranty”) made by [                                         ], a [                                        ] (“Guarantor”) in favor of Citibank, N.A., a [                                         ], for its benefit and for the ratable benefit of the Financial Institutions listed in Schedule I hereto. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Amended and Restated Credit Agreement dated as of [                                         ], 2007 among the Company, Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and others and the Guaranty, as applicable. This opinion is furnished to you pursuant to Section 6.11 of such Amended and Restated Credit Agreement

For purposes of this opinion, I have caused to be examined the Guaranty and the “Specified Contracts” (hereinafter defined). I have also reviewed or caused to be reviewed originals or copies of such documents, records and certificates of the Guarantor as are in my judgment necessary or appropriate as a basis for the opinion expressed below.

In rendering the opinion herein set forth, I have assumed (i) the authenticity of all documents submitted to me as originals, (ii) the conformity with the originals of all documents submitted to me as certified or photostatic copies thereof and (iii) the authenticity of the originals of such latter documents.

Based on the foregoing and subject to the assumptions, qualifications, exceptions and limitations set forth herein, it is my opinion that the execution and delivery by the Guarantor of the Guaranty do not (i) breach or constitute a default under (a) any decree, injunction, order, writ, or other action of any Governmental Authority applicable to it or its assets and known to me or (b) any of the documents, contracts or agreements listed in Schedule 2 hereto (collectively, the “Specified Contracts”), or (ii) result in or require the creation of any Lien under any of the Specified Contracts upon or with respect to any of its or its Subsidiaries’ assets.

Annex II – Page 1

This opinion is furnished solely for the addressees hereof and the other Lenders and L/C Issuers from time to time party to the Amended and Restated Credit Agreement referred to above in accordance with the terms thereof in connection with the Guaranty and may not be relied upon by any other Person, or by any such Person in any other context, without my express prior written consent. The opinion expressed herein is as of the date hereof only, and I assume no obligation, and expressly disclaim any obligation, to update or supplement such opinion to reflect any fact or circumstance that may hereafter come to my attention or any change in law that may hereafter occur or become effective. I am licensed to practice law only in the state of Texas and, accordingly, this opinion is limited to the laws of the State of Texas. This opinion may not be quoted or in any way published or provided to any Person, in whole or in part, without my express prior written consent. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.

Very truly yours,

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SCHEDULE 1

[Financial Institutions]

[List all Lenders and L/C Issuers as of date of opinion]

Annex II – Page 3

SCHEDULE 2

TO INTERNAL COUNSEL OPINION

SPECIFIED CONTRACTS

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